UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
______________________________________________

Filed by the Registrant ☑	Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
NovoCure Limited
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 10, 2020
To the shareholders of NovoCure Limited:
NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (“Annual Meeting”) of NovoCure Limited, a Jersey (Channel Islands) corporation (the “Company”, “Novocure”, “we”, “us” or “our”), will be held on June 10, 2020, at 9:00 a.m. U.S. Eastern Time (“ET”), at Second Floor, No. 4 The Forum, Grenville Street, St. Helier, Jersey, Channel Islands JE2 4UF. Novocure is actively monitoring the coronavirus (COVID-19) developments and related guidance issued by public health authorities. The health and well-being of Novocure’s employees and shareholders are paramount. We may hold a virtual-only Annual Meeting via live webcast if it is advisable or required. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be posted on our website and filed with the Securities and Exchange Commission as additional proxy material.
The purpose of the Annual Meeting is to consider and take action on the following:
1.To elect five directors named in the Proxy Statement to hold office for a one-year term expiring at our 2021 annual general meeting of shareholders or until their successors are duly elected and qualified or until their offices are vacated;
2.The approval and ratification of the appointment, by the Audit Committee of our Board of Directors (the “Board”), of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global (“EY Global”), as the auditor and independent registered public accounting firm of the Company for the Company’s fiscal year ending December 31, 2020; and
3.A non-binding advisory vote to approve executive compensation.
The foregoing items of business, all of which will be proposed as ordinary resolutions, are more fully described in the Proxy Statement. Only shareholders who owned our ordinary shares at the close of business on April 3, 2020 (the “Record Date”) can vote at this meeting or at any adjournments that take place or postponements thereof.
A shareholder entitled to attend and vote at the Annual Meeting is entitled to appoint one or more proxies to attend and vote in the place of such shareholder and such proxy or proxies need not also be a shareholder of the Company. We have elected to use the Internet as our primary means of providing our proxy materials to shareholders. Consequently, you will not receive paper copies of our proxy materials (including the proxy card), unless you specifically request such materials. We will send a notice regarding the Internet availability of proxy materials (the “Notice of Internet Availability”) on or about April 27, 2020 to our shareholders of record as of the close of business on the Record Date. The Notice of Internet Availability contains instructions for accessing the proxy materials on the Internet, including the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report”), and provides information on how shareholders may obtain paper copies free of charge. The Notice of Internet Availability also provides the date, time and location of the

Annual Meeting, the matters to be acted upon at the meeting and the recommendation from our Board with regard to each matter; and information on how to attend the meeting. Electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of mailing these materials.
It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. Other than voting in person at the Annual Meeting, you may vote over the Internet, by telephone or by completing and mailing a proxy card or voting instruction card forwarded by your bank, broker or other holder of record. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the proxy card or voting instruction card forwarded by your bank, broker or other holder of record regarding each of these voting options.
Our Board recommends that you vote FOR the election of the director nominees named in Proposal 1 of the Proxy Statement, FOR the approval and ratification of the appointment of EY Global as our auditor and independent registered public accounting firm for the Company’s fiscal year ending December 31, 2020, and FOR the non-binding advisory vote to approve executive compensation.
By Order of the Board of Directors
William F. Doyle
Executive Chairman of the Board of Directors
St. Helier, Jersey, Channel Islands
April 27, 2020
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 10, 2020
The Proxy Statement, Notice of Annual General Meeting of Shareholders
and Annual Report are available at www.proxyvote.com.

PROXY STATEMENT
The Board of Directors (the “Board”) of NovoCure Limited (the “Company”, “Novocure”, “we”, “us” or “our”) is soliciting your proxy to vote at our Annual General Meeting of Shareholders (“Annual Meeting”) to be held on Wednesday, June 10, 2020, at 9:00 a.m. U.S. ET, at Second Floor, No. 4 The Forum, Grenville Street, St. Helier, Jersey, Channel Islands JE2 4UF, and any adjournment or postponement of that meeting. Novocure is actively monitoring the coronavirus (COVID-19) developments and related guidance issued by public health authorities. The health and well-being of Novocure’s employees and shareholders are paramount. We may hold a virtual-only Annual Meeting via live webcast if it is advisable or required. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be posted on our website and filed with the Securities and Exchange Commission (the “SEC”) as additional proxy material..
We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability to holders of record of our ordinary shares (“Ordinary Shares”) as of April 3, 2020 (the “Record Date”). All shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability, or to request a printed set of the proxy materials. Instructions on how to request a printed copy by mail or e-mail may be found in the Notice of Internet Availability and on the website referred to in the Notice of Internet Availability, including instructions on how to request paper copies on an ongoing basis. On or about April 27, 2020, we are making this Proxy Statement available on the Internet and are mailing the Notice of Internet Availability to all shareholders entitled to vote at the Annual Meeting.
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report”), which contains financial statements for the fiscal year ended December 31, 2019, accompanies this Proxy Statement if you have requested and received a copy of the proxy materials in the mail. Shareholders that receive the Notice of Internet Availability can access this Proxy Statement and the Annual Report at the website referred to in the Notice of Internet Availability. The Annual Report and this Proxy Statement are also available on our investor relations website at www.novocure.com and at the website of the SEC at www.sec.gov. You also may obtain a copy of the Annual Report, without charge, by writing to Investor Relations, NovoCure Limited, 20 Valley Stream Parkway, Suite 300, Malvern, Pennsylvania 19355, USA.

PROXY STATEMENT SUMMARY
This Summary highlights certain information included in this Proxy Statement. This Summary does not contain all of the information that you should consider prior to voting. Please review the complete Proxy Statement and the Annual Report that accompanies the Proxy Statement for additional information.

2020 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Wednesday, June 10, 2020, at 9:00 a.m. U.S. ET

Place:	Second Floor, No. 4 The Forum,
Grenville Street, St. Helier, Jersey, Channel Islands JE2 4UF

Record Date:	April 3, 2020

Voting Deadline:	Votes submitted by Internet, telephone or mail must be received by 11:59 p.m. ET on June 7, 2020 to be counted. Shareholders may also vote in person at the Annual Meeting.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Voting Matter	Board Recommendation	Page Number with More Information
Election of director nominees	FOR all nominees	11
Approval and ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global (“EY Global”) as our auditor and independent registered public accounting firm for the Company’s fiscal year ending December 31, 2020	FOR	16
Non-binding advisory vote to approve executive compensation	FOR	17

GENERAL INFORMATION

Stock Symbol	NVCR
Exchange	NASDAQ Global Select Market
Ordinary Shares Outstanding on the Record Date	100,363,073
Registrar and Transfer Agent	Computershare Shareowner Services LLC
Principal Office	Second Floor, No. 4 The Forum, Grenville Street St. Helier, Jersey, Channel Islands JE2 4UF
Corporate Website	www.novocure.com

DIRECTOR NOMINEES
You have the opportunity to vote on the election of the following director nominees whose terms of office are up for renewal. Additional information regarding each director nominee’s experience, skills and qualifications to serve as a member of our Board can be found in the Proxy Statement under Proposal 1 – Election of Directors. Beginning with the 2019 annual general meeting of shareholders, director nominees, if elected, serve for one-year terms. Pursuant to the staggered approach to declassifying our Board, as approved by our Board and our shareholders at the 2018 annual general meeting of shareholders, the first year in which all of our directors would be elected for a one-year term will be the 2021 annual general meeting of shareholders.

Name	Age	Years on Board	Occupation	Independent	Committees
Jeryl Hilleman	62	2	Former Chief Financial Officer of Intersect ENT, Inc.	Yes	Audit
David Hung	62	2	Former Chief Executive Officer of Axovant Sciences, Inc. and of Medivation, Inc.	Yes	Compensation
Kinyip Gabriel Leung	58	9	Former Vice Chairman, Novocure Board	Yes	Compensation
Martin Madden	59	3	Former Vice President Research and Development of DePuy-Synthes of Johnson & Johnson	Yes	Audit; Nominating and Corporate Governance
Sherilyn McCoy	61	2	Former Chief Executive Officer of Avon Products, Inc.	Yes	Audit; Nominating and Corporate Governance

DIRECTORS CONTINUING IN OFFICE
The following Class III directors are continuing in office for a term ending at the 2021 annual general meeting of shareholders. Additional information regarding their experience, skills and qualifications to serve as a member of the Board can be found in the Proxy Statement under Proposal 1 – Election of Directors. Charles G. Phillips III has retired from the Board effective April 20, 2020 and will not stand for re-election.

Name	Age	Years on Board	Occupation	Independent	Committees
Asaf Danziger	53	8	Chief Executive Officer, Novocure	No	None
William Doyle	57	16	Executive Chairman, Novocure	No	None
William Vernon	64	14	Former Chief Executive Officer of Kraft Foods Group, Inc.	Yes	Compensation; Nominating and Corporate Governance

BOARD HIGHLIGHTS
The statistics below relate to our current directors, including nominees:
•75% of our Board members are independent
•Average age of directors is 60
•Average tenure of directors is 7 years
•25% of our Board members are female
•Highly qualified directors reflect broad mix of business backgrounds, skills and experiences
•63% of directors have international experience
•63% of directors have experience as a public company CEO or executive chair in the past 5 years

	Independent						Non-independent
Summary of Experience, Qualifications, Attributes and Skills	Hilleman	Hung	Leung	Madden	McCoy	Vernon	Danziger	Doyle
Public Company CEO / Exec. Chair (past 5 years)		✔			✔	✔	✔	✔
Senior Executive Leadership	✔	✔	✔	✔	✔	✔	✔	✔
Commercial		✔	✔		✔	✔	✔
Corporate Governance	✔	✔	✔			✔
Cybersecurity
Financial Literacy	✔			✔	✔			✔
International	✔		✔		✔		✔	✔
Pharmaceuticals / Medical Device	✔	✔	✔	✔	✔	✔	✔	✔
Product Development		✔	✔	✔	✔	✔		✔
Risk Management	✔			✔			✔
Planned Committee Membership
Audit	Chair			✔	✔
Compensation		✔	✔			Chair
Nominating and Corporate Governance				✔	Chair	✔

CORPORATE GOVERNANCE HIGHLIGHTS
•Separate Executive Chairman of the Board and Chief Executive Officer positions
•Strong Lead Independent Director position
•3 fully independent Board committees
•Executive session of independent directors held at each regularly-scheduled Board meeting

•Frequent Board and committee meetings to ensure awareness and alignment
◦6 Board meetings in 2019
◦18 standing committee meetings in 2019
•On average, directors attended 93% of Board and committee meetings held in 2019
•Annual Board and committee self-assessments and discussions with individual directors
•Strong clawback and anti-hedging/anti-pledging policies
•Senior executives do not receive tax gross-ups on severance or change in control benefits
•Significant share ownership requirements for directors and senior executives
•Our Board and its committees have an active role in risk oversight

2019 CORPORATE ACHIEVEMENTS
Drove Optune adoption
•Active patient growth of 22.1% year over year, with 2,909 active patients on Optune at December 31, 2019
•Total prescription growth of 6.1% year over year, with 5,371 prescriptions received in 2019
•Obtained Medicare coverage for Optune for the treatment of newly diagnosed glioblastoma (“GBM”)
•Expanded commercial operations to France
•Our therapy was referenced in over 265 total clinical publications
•Launched Optune Lua (formerly NovoTTF-100L) for treatment of MPM after receiving Humanitarian Device Exemption (“HDE”) approval from FDA
Advanced our pipeline
•Received approval from FDA of HDE application of Optune Lua for treatment of MPM
•Initiated phase 3 pivotal INNOVATE-3 clinical trial for the treatment of ovarian cancer
•Continued collaboration with Zai Lab in China, Hong Kong, Macau and Taiwan (“Greater China”), including initiation of phase 2 pilot gastric cancer trial
•Secured Innovative Medical Device Designation for Optune in China
Delivered shareholder value by building a profitable business
•Closing share price increased from $33.48 on December 31, 2018 to $84.27 on December 31, 2019, the last trading day of each year, representing share price appreciation of 152%
•Achieved $351.3 million in 2019 net revenues, representing 42% annual growth compared to 2018
•Added over $80 million in cash, cash equivalents and short-term investments from December 31, 2018 to December 31, 2019
•Generated significant operating income from our GBM business, achieving profitability in Q3 and Q4 2019

EXECUTIVE COMPENSATION HIGHLIGHTS
The primary objectives of our executive compensation program are to attract, retain and motivate superior executive talent, to provide incentives that reward the achievement of performance goals that we believe support the enhancement of shareholder value and to align the executives’ interests with those of shareholders through long-term incentives. To achieve these objectives, our executive compensation program includes the following key features:
We Pay for Performance by delivering incentive compensation as a significant portion of total compensation so that our executives are properly motivated to achieve or exceed our key objectives.
•Payouts under our annual cash incentive program for 2019 were 100% performance-based.
•Annual equity grants are delivered via a blend of share options, time-based restricted share units (“RSUs”), performance-based share options and performance-based share units.
•We remain committed to an executive compensation program that includes a significant portion of long-term compensation tied to our overall performance and long-term growth.
•We grant performance-based awards that are designed to align the interests of our executives with those of our shareholders by tying a significant portion of compensation to achievement of our corporate objectives and financial performance.
•Share options granted to our executives will have value only to the extent our share price increases over the long term.
We Pay Competitively by targeting total cash compensation and total direct compensation for each of our executives based on a review of market data for our defined market for talent.
•We pay at levels we believe are necessary to attract and retain exceptional leadership talent.
•We regularly review and, as appropriate, make changes to our peer group to ensure it is representative of our market for talent, our business portfolio, our overall size and our global footprint.
•In addition to review of market data, we also consider the Company’s and the executive’s performance, internal comparisons, potential, scope of position, retention needs, dilution constraints and other factors deemed appropriate.
•Given the location of our executives in both Israel and the United States, we benchmark not only against our peers but also in consideration of customary executive compensation practices in Israel and the United States.
•We provide perquisites and benefits that we believe are competitive and customary, but not excessive.
We Align Our Compensation Program with Shareholder Interests by providing a significant portion of each executive’s compensation opportunity in the form of equity and requiring executive share ownership.
•Our share ownership guidelines encourage meaningful levels of equity ownership, which are intended to align the interests of executives with shareholders. Share ownership requirements for our executives range from 5 times salary (for our CEO and Executive Chairman) to 3 times salary (for other executives).
•We strive to maintain an appropriate balance between fixed compensation, variable performance-based compensation and variable at-risk compensation that may be earned over several years depending on individual performance, business results and share price performance.

THE PROXY PROCESS AND SHAREHOLDER VOTING
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who can vote at the Annual Meeting?
Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 100,363,073 Ordinary Shares issued and outstanding and entitled to vote. On each matter to be voted upon, you have one vote for each Ordinary Share you own as of the Record Date.

What am I being asked to vote on?
You are being asked to vote on three proposals:
•Proposal 1: To elect the five directors named in this Proxy Statement to hold office for a one-year term expiring at our 2021 annual general meeting of shareholders or until their successors are duly elected and qualified or their offices are vacated;
•Proposal 2: To approve and ratify the appointment, by the Audit Committee of our Board (the “Audit Committee”), of EY Global, as our auditor and independent registered public accounting firm for the fiscal year ending December 31, 2020; and
•Proposal 3: To hold a non-binding advisory vote to approve our executive compensation.
In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?
The procedures for voting, depending on whether you are a shareholder of record or a beneficial owner holding in “street name,” are as follows:

Shareholder of Record—Shares Registered in Your Name
If you are a shareholder of record, you may vote in any of the following manners:
•To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•To vote over the Internet prior to the Annual Meeting, follow the instructions provided on the Notice of Internet Availability or on the proxy card by accessing www.proxyvote.com using the control number contained on the Notice of Internet Availability or proxy card.
•To vote by telephone, call 1-800-690-6903 (toll free). You will need to have the control number printed on your Notice of Internet Availability or proxy card available when you call.
•To vote by mail, complete, sign and date the proxy card and return it promptly to Vote Processing,  c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, USA. As long as your signed proxy card is received by June 7, 2020, your shares will be voted as you direct.
Whether or not you plan to attend the Annual Meeting, we urge you to vote by mail, Internet or telephone to ensure your vote is counted. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m. ET on June 7, 2020. Proxy cards submitted by mail must be received by 11:59 p.m. ET on June 7, 2020 to be counted. Even if you have submitted your vote before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.
As noted below in response to the question, “Could emerging developments regarding the coronavirus (COVID-19) pandemic affect our ability to hold an in-person the Annual Meeting?,” we reserve the right to hold a virtual-only Annual Meeting via live webcast if it is advisable or required. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be posted on our website and filed with the SEC as additional proxy material.

Beneficial Owner—Shares Registered in the Name of Broker, Bank or Other Nominee (“Street Name”)
If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you will receive a voting instruction card from that organization. Simply complete and mail the voting instruction card to ensure that your vote is counted or follow such other instructions to submit your vote by the Internet or telephone, if such options are provided by your broker, bank or other nominee. You are also invited to attend the Annual Meeting. However, to vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee authorizing you to vote at the Annual Meeting. Contact your broker, bank or other nominee to request a proxy form.

How does the Board recommend I vote on the Proposals?
Our Board recommends that you vote:
•FOR the election of each of the director nominees named in this Proxy Statement (Proposal 1);
•FOR the approval and ratification of the appointment of EY Global as our auditor and independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal 2); and
•FOR the non-binding advisory resolution to approve our executive compensation (Proposal 3).

How many votes are needed to approve each proposal?
With respect to Proposal 1, the election of each of the director nominees, each nominee who receives the affirmative vote of the simple majority of votes cast at the Annual Meeting will be elected. Abstentions and votes by a broker that have not been directed by the beneficial owner to vote (“broker non-votes”) will not be counted for the purposes of determining the number of votes cast and will accordingly have no effect on the outcome of this proposal.
With respect to Proposals 2 and 3, the approval and ratification of the appointment of EY Global as our auditor and independent registered public accounting firm for the fiscal year ending December 31, 2020 and the non-binding advisory vote on our executive compensation, the affirmative vote of the simple majority of votes cast is required for approval. Abstentions and broker non-votes will not be counted for the purposes of determining the number of votes cast and will accordingly have no effect on the outcome of these proposals.

Who counts the votes?
Broadridge Financial Solutions, Inc. has been engaged as our independent agent, or “Inspector of Election,” to tabulate shareholder votes.

Can I change my vote after submitting my proxy vote?
Yes. You can revoke your proxy vote at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy vote in any one of three ways:
•You may submit a new vote on the Internet or by telephone or submit a properly completed proxy card with a later date.
•You may send written notice that you are revoking your proxy to our General Counsel, NovoCure Limited, 20 Valley Stream Parkway, Suite 300, Malvern, Pennsylvania 19355, USA. Such notice must be received by June 7, 2020.
•You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by such broker, bank or other nominee to revoke an earlier vote.

What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed “non-routine.” If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.
Proposal 2, the approval and ratification of the appointment of EY Global as our auditor and independent registered public accounting firm for the fiscal year ending December 31, 2020, is considered “routine” under applicable rules. A broker or other nominee may generally vote on routine matters without voting instructions from beneficial owners, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The remaining proposals are considered “non-routine” under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on those proposals. Accordingly, if you own shares in street name through a broker, bank or other nominee, please be sure to provide voting instructions to your nominee to ensure that your vote is counted on each of the proposals.

What if I return a Proxy Card but do not make specific choices?
If we receive your signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “FOR” the election of each of the director nominees, “FOR” the approval and ratification of the appointment of EY Global as our auditor and independent registered public accounting firm for the year ending December 31, 2020, and “FOR” the non-binding advisory resolution to approve our executive compensation. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who will solicit proxies on behalf of the Board?
Proxies may be solicited on behalf of the Board by Novocure’s directors, officers and regular employees. Additionally, the Board has retained Alliance Advisors, LLC (“Alliance”), a proxy solicitation firm, to solicit proxies on the Board’s behalf. We will pay Alliance an estimated fee of $25,000 plus costs and expenses. In addition, Alliance and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.
The original solicitation of proxies by mail may be supplemented by telephone, facsimile, Internet and personal solicitation by Alliance, our directors, officers or other regular employees. Proxies may also be solicited by advertisements in periodicals, press releases issued by us and postings on our corporate website. Unless expressly indicated otherwise, information contained on our corporate website is not part of this proxy statement.

Who is paying for this proxy solicitation?
Novocure will pay for the entire cost of soliciting proxies, including the fees due to Alliance, as discussed above. In addition to the mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the beneficial owners of shares held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

What if I receive more than one Notice of Internet Availability or more than one set of printed proxy materials?
If you receive more than one Notice of Internet Availability or more than one set of printed proxy materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all of the shares you own, you must follow the instructions for voting on each Notice of Internet Availability or proxy card you receive, as applicable.

How will voting on any business not described in this Proxy Statement be conducted?
We are not aware of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other matter is properly presented at the Annual Meeting, your proxy will vote your shares using his or her best judgment.

What is the quorum requirement?
A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of Ordinary Shares issued and outstanding and entitled to vote on the business being transacted are present in person or represented by proxy at the time when the Annual Meeting proceeds to business.
If you are a shareholder of record, your shares will be counted towards the quorum only if you submit a valid proxy or vote in person at the Annual Meeting. If you are a beneficial owner of shares held in “street name,” your shares will be counted towards the quorum if your broker or nominee submits a proxy for your shares at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If within half an hour from the time appointed for the Annual Meeting there is no quorum or if during the Annual Meeting a quorum ceases to be present, the Annual Meeting shall stand adjourned to the same day in the next week at the same time and place or to such other time and place as the directors shall determine.

Could emerging developments regarding the coronavirus (COVID-19) pandemic affect our ability to hold an in-person Annual Meeting?
As part of our effort to maintain a safe and healthy environment at our Annual Meeting, we are actively monitoring developments regarding the coronavirus (COVID-19) and related guidance issued by public health authorities. The health and well-being of Novocure’s employees and shareholders are paramount. We reserve the right to hold a virtual-only Annual Meeting via live webcast if it is advisable or required. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be posted on our website and filed with the SEC as additional proxy material. We also encourage attendees to review guidance from public health authorities on this issue.

How can I find out the results of the voting at the Annual Meeting?
Voting results will be announced by the filing of a Current Report on Form 8-K with the SEC within four business days after the Annual Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Articles of Association (“Articles”) provide that our Board may consist of between two (2) and thirteen (13) directors, as determined by our Board from time to time. Our Board currently has eight (8) members following the retirement of Mr. Phillips from the Board effective as of April 20, 2020. Mr. Phillips has been a valued member of our Board since 2012 and we thank him for his service to the Company.
Until our annual meeting of shareholders in 2019, our Board was divided into three classes, designated as Class I, Class II and Class III, with members of each class serving staggered terms. The Board approved and, at our 2018 annual meeting our shareholders adopted, amendments to our Articles to declassify our Board over a three-year period, providing for the annual election of directors. Pursuant to this staggered approach to declassifying the Board, the first year in which all of our directors will be elected for a one-year term will be the 2021 annual meeting. To further illustrate the phase-out of our classified Board, please see below:
•At the 2019 annual meeting, two former Class I directors were elected for a one-year term;
•At the 2020 annual meeting, the directors elected in 2019 and the former Class II directors will be presented for election to a one-year term; and
•At the 2021 annual meeting and all annual meetings thereafter, all directors will be presented for election to a one-year term and the Board will no longer be classified.
The current members of the Board are divided as follows:
•Directors elected to a one-year term in 2019 are Kinyip Gabriel Leung and Jeryl Hilleman;
•The Class II directors are David Hung, Jr., Martin Madden and Sherilyn McCoy; and
•The Class III directors (term ending in 2021) are Asaf Danziger, William Doyle and William A. Vernon.
Directors serve until their successor is elected and has been qualified, or until such director’s earlier death, resignation or removal as provided for in our Articles. If a vacancy arises on our Board during the term of a director’s appointment as a result of death, resignation or removal, then a majority of our directors then in office (acting upon the recommendation of our independent directors or a committee thereof) shall have the power at any time and from time to time to appoint any person to be a director as a replacement to fill the vacancy and such person will serve for the remainder of the term of the director he or she has replaced.
Each person nominated for election at the Annual Meeting has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as our Board may propose.

The following table sets forth, for our director nominees and for our continuing directors, information with respect to their independence, length of service on our Board and their ages:

Name	Age	Independent	Director Since
Directors whose terms expire at the 2020 Annual Meeting of Shareholders
Jeryl Hilleman	62	Yes	2018
David Hung	62	Yes	2018
Kinyip Gabriel Leung	58	Yes	2011
Martin Madden	59	Yes	2017
Sherilyn McCoy	61	Yes	2018
Class III Directors whose terms expire at the 2021 Annual Meeting of Shareholders
Asaf Danziger	53	No	2012
William Doyle	57	No	2004
William Vernon	64	Yes	2006

Nominees for Election to a One-Year Term Expiring at the 2021 Annual General Meeting of Shareholders

Jeryl Hilleman
Experience: Ms. Hilleman recently retired from Intersect ENT, Inc., a healthcare equipment company, where she served as chief financial officer from 2014 to 2019. Prior to joining Intersect ENT, Ms. Hilleman was chief financial officer and secretary of Ocera Therapeutics, Inc. from 2013 to 2014. Ms. Hilleman also served as chief financial officer of Amyris, Inc., from 2008 to 2012, and as chief financial officer of Symyx Technologies, Inc. from 1997 to 2007.
Education: A.B. in History, Brown University; M.B.A., Wharton Graduate School of Business.
Other Public Company Directorships: Director of Minerva Neurosciences, Inc. since 2018 and director of SI-Bone, Inc. since 2019. From 2005, Ms. Hilleman served as a director of Xenoport, Inc., a biopharmaceutical company, until it was acquired in 2016.
We believe that Ms. Hilleman is qualified to serve on our Board due to her business and accounting experience serving as an executive and director of several biotechnology and oncology companies.

David Hung
Experience: Dr. Hung is the founder, president, chief executive officer and director of Nuvation Bio, Inc., a biotech company, since June 2019. Dr. Hung was previously chief executive officer and a director of Axovant Sciences, Inc., a pharmaceutical company, from April 2017 to February 2018. As a founder of Medivation Inc. (“Medivation”), a biopharmaceutical company, he served as president, chief executive officer and a director of Medivation from 2004 to 2016. From 1998 until 2001, Dr. Hung was employed by ProDuct Health, Inc., a privately held medical device company, as chief scientific officer from 1998 to 1999 and as president and chief executive officer and director from 1999 to 2001.
Education: A.B. in Biology, Harvard College; M.D., University of California, San Francisco, School of Medicine.

Other Public Company Directorships: Director of ARYA Sciences Acquisition Corp. since September 2018 and director of Establishment Labs Holdings Inc. since February 2016. Formerly a director of Axovant Sciences, Inc. from April 2017 to February 2018 and of Medivation from 2004 to 2016.
We believe that Dr. Hung is qualified to serve on our Board due to his business leadership experience, his medical background and his experience as an executive in our industry and as the chief executive officer of both clinical and commercial stage pharmaceutical companies.

Kinyip Gabriel Leung
Experience: Mr. Leung was the Vice Chairman of our Board and an employee of Novocure from 2011 to 2016, coordinating Novocure’s global commercial operations. From 2003 to 2010, he worked for OSI Pharmaceuticals, Inc. (“OSI”), a specialty pharmaceutical company, prior to its acquisition by Astellas Pharma Inc., last serving as executive vice president of OSI and the President of OSI’s Oncology and Diabetes Business. Prior to his tenure at OSI, from 1999 to 2003, Mr. Leung served as group vice president of the global prescription business at Pharmacia Corporation, a global pharmaceutical and healthcare company. From 1991 to 1999, Mr. Leung was an executive at Bristol-Myers Squibb Company, a global pharmaceutical and healthcare company.
Education: B.S. with High Honors, University of Texas at Austin; M.S. in Pharmacy (with a concentration in pharmaceutical marketing), University of Wisconsin-Madison.
Other Public Company Directorships: Former director of Pernix Therapeutics Holdings, Inc. from 2016 to 2019; director of Albany Molecular Research Inc. from 2010 to 2016 and of Delcath Systems, Inc. from 2011 to 2014.
We believe that Mr. Leung is qualified to serve on our Board due to his extensive knowledge of our business as a former employee of Novocure and his experience in our industry, including global management. Specifically, Mr. Leung was responsible for the launch of erlotinib (Tarceva), a chemotherapy drug for non-small cell lung cancer, while at OSI. While at Pharmacia Corporation, Mr. Leung led its oncology franchise with business and medical affairs operations in over 80 countries. At Bristol-Myers Squibb, he oversaw the growth of chemotherapy drugs Taxol and Paraplatin.

Martin Madden
Experience: Mr. Madden recently retired after a 30-year career at Johnson & Johnson (1986 to January 2017), where he most recently served as Vice President Research and Development DePuy-Synthes and Vice President Medical Device R&D Transformation from February 2016 to January 2017, as Vice President New Product Development, Medical Devices from July 2015 to February 2016, and as Vice President R&D Global Surgery Group from January 2012 to July 2015. Earlier in his career, Mr. Madden was a medical device engineer and innovator, and a leader of cross-functional teams charged with incubating, developing, and launching new products.
Education: M.B.A. with Honors, Columbia University; Masters degree with honors in Mechanical Engineering, Carnegie-Mellon University; Bachelor’s degree in Mechanical Engineering, summa cum laude, University of Dayton.
Other Public Company Directorships: Director of Microbot Medical Inc. since 2017; former director of TSO3, Inc. (acquired by Stryker Corporation) (2018- 2019).
We believe that Mr. Madden is qualified to serve on our Board due to his extensive experience with and his status as a world leader in medical device innovation and new product development. During his thirty year tenure with Johnson & Johnson’s medical device organization, Mr. Madden was an innovator and research leader for nearly every medical device business including cardiology, electrophysiology, peripheral vascular surgery, general and colorectal surgery, aesthetics, orthopaedics, sports medicine, spine, and trauma. As an Executive and a Vice-President of Johnson & Johnson, Mr. Madden served on the management boards of Johnson & Johnson’s Global Surgery Group, Ethicon, Ethicon Endo-Surgery, DePuy-Synthes, and Cordis, with responsibility for research and development – inclusive of organic and licensed/acquired technology. He was also Chairman of Johnson & Johnson’s Medical Device Research Council, with responsibility for talent strategy and technology acceleration.

Sherilyn McCoy
Experience: From 2012 to 2018, Ms. McCoy was the chief executive officer of Avon Products, Inc., a direct selling company in beauty, household, and personal care categories.  Prior to joining Avon, Ms. McCoy had various roles at Johnson & Johnson, a multinational medical devices, pharmaceutical and consumer packaged goods manufacturing company. During her distinguished 30-year career at Johnson & Johnson, she served, most recently as vice chairman of the executive committee and member of the office of the chairman, where she was responsible for the pharmaceutical and consumer business divisions of the company. She was appointed as the Vice Chairman in January 2011. Ms. McCoy holds four U.S. patents and she has been on Fortune magazine’s “50 Most Powerful Women in Business", a list on which she has been included since 2008. In August 2012, she was recognized as the 39th most powerful woman in the world by Forbes Magazine.
Education: B.A. in textile chemistry, University of Massachusetts, Dartmouth; Masters in chemical engineering, Princeton University; MBA, Rutgers University.
Other Public Company Directorships: Director of AstraZeneca PLC since 2017; director of Stryker Corporation since 2018, and director of Kimberly-Clark Corporation since 2018.  Formerly a director of Avon Products, Inc. from 2012 to 2018.
We believe that Ms. McCoy is qualified to serve on our Board due to her extensive business leadership and innovation experience, her scientific background and her experience as an executive in our industry and as the chief executive officer of a global Fortune 500 company.
OUR BOARD RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH NOMINEE NAMED IN THIS PROXY STATEMENT

Directors Continuing in Office

Asaf Danziger
Experience: Mr. Danziger has served as our Chief Executive Officer since 2002. From 1998 to 2002, Mr. Danziger was CEO of Cybro Medical, a subsidiary of Imagyn Medical Technologies, Inc., a medical products company.
Education: B.Sc. in material engineering, Ben Gurion University of the Negev, Israel.
Other Public Company Directorships: None.
We believe that Mr. Danziger is qualified to serve on our Board due to his service as our Chief Executive Officer and his extensive knowledge of our Company and industry.

William Doyle
Experience: Mr. Doyle has served as our Executive Chairman since 2016, as Chairman of the Board since 2009 and as a member of our Board of Directors since 2004. Mr. Doyle has been the managing director of WFD Ventures LLC, a private venture capital firm he co-founded, since 2002, and from 2014 to 2016 he was also a member of the investment team at Pershing Square Capital Management L.P., a private investment firm. Prior to 2002, Mr. Doyle was a member of Johnson & Johnson’s Medical Devices and Diagnostics Group Operating Committee and was Vice President, Licensing and Acquisitions. While at Johnson & Johnson, Mr. Doyle was also chairman of the Medical Devices Research and Development Council, and Worldwide president of Biosense-Webster, Inc. and a member of the board of directors of Cordis Corporation and Johnson & Johnson Development Corporation, Johnson

& Johnson’s venture capital subsidiary. Earlier in his career, Mr. Doyle was a management consultant in the healthcare group of McKinsey & Company.
Education: S.B. in materials science and engineering, Massachusetts Institute of Technology; M.B.A., Harvard Business School.
Other Public Company Directorships: Director of OptiNose since 2010; director of Minerva Neurosciences, Inc. since 2017.
We believe Mr. Doyle is qualified to serve on our Board due to his business and investment experience and his extensive knowledge of our Company and our industry. Mr. Doyle is a recognized expert in medical devices commercialization with over 20 years’ experience in the advanced technology and healthcare industries as an entrepreneur, executive, management consultant and investor.

William Vernon
Experience: Mr. Vernon has served as our Lead Independent Director since May 2016. Mr. Vernon served as the chief executive officer of Kraft Foods Group, Inc., a food products company, from 2012 to 2014 and also served as its senior advisor through May 2015. From 2009 to 2011, Mr. Vernon served as the president of Kraft Foods North America and an executive vice president of Kraft Foods. From 2006 to 2009, Mr. Vernon served as the healthcare industry partner for Ripplewood Holdings, a private equity firm. From 1982 to 2006, Mr. Vernon held various roles at Johnson & Johnson. He served as company group chairman of DePuy Orthopaedics, a provider of orthopedic products and services, from 2004 to 2005, president of Centocor, a biotechnology company, from 2001 to 2004, president of McNeil Consumer Pharmaceuticals and Nutritionals, Worldwide, an OTC and nutritional products company, from 1999 to 2001 and president of The Johnson & Johnson-Merck Joint Venture, an OTC remedies company, from 1995 to 1999.
Education: B.A. in history, Lawrence University; M.B.A., Northwestern University’s Kellogg School of Management.
Other Public Company Directorships: Director of McCormick & Company since 2017 and director of Intersect ENT Inc., a healthcare equipment company, since 2015. Formerly a director of The White Wave Foods Company, a food products company, from 2016 to 2017; a director of Axovant Sciences from 2017 to 2018; a director of Medivation, Inc., from 2006 to 2016; and a director of the Kraft Foods Group from 2012 to 2015.
We believe Mr. Vernon is qualified to serve on our Board due to his business and investment experience as an executive in our industry and as the former chief executive officer of a global Fortune 500 company, with particular expertise in marketing.

PROPOSAL 2
APPROVAL AND RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has engaged EY Global as our auditor and independent registered public accounting firm for the year ending December 31, 2020, and is seeking ratification of such appointment by our shareholders at the Annual Meeting. EY Global has audited our financial statements since 2003. Representatives of EY Global are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Jersey company law requires us to appoint an auditor at each annual general meeting to hold office from the conclusion of that meeting to the conclusion of the next annual general meeting. It is therefore proposed that the shareholders approve and thereby ratify the reappointment of EY Global as our auditor and independent registered public accounting firm. If our shareholders fail to approve and ratify the selection, our Audit Committee will reconsider whether or not to retain EY Global. Our Audit Committee will determine the fees to be paid to the auditors for the year ending December 31, 2020.

Principal Accountant Fees and Services
The following table provides information regarding the fees incurred to EY Global during the years ended December 31, 2019 and 2018. All fees described below were pre-approved by our Audit Committee.

	Year Ended December 31,
	2019	2018
Audit Fees (1)	$684,000	$628,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	166,577	360,033
All Other Fees (4)	—	—
Total Fees	$850,577	$988,033
(1)Audit Fees consist of fees billed for professional services performed by EY Global for the audit of our annual financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements.
(2)Audit-Related Fees include fees billed by EY Global for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.
(3)Tax Fees consist of fees for professional services, including tax consulting and compliance services and transfer pricing services performed by EY Global.
(4)All Other Fees consist of fees billed by EY Global for compliance services.

Pre-Approval Policies and Procedures
Before an independent registered public accounting firm is engaged by the Company to render audit or non-audit services, our Audit Committee must review the terms of the proposed engagement and pre-approve the engagement.
OUR BOARD AND OUR AUDIT COMMITTEE RECOMMEND A VOTE “FOR” THE APPROVAL AND RATIFICATION OF APPOINTMENT OF EY GLOBAL AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3
NON-BINDING ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION
Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) enables our shareholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in “Compensation Discussion and Analysis,” the 2019 Summary Compensation Table and the related compensation tables, notes, and narratives in this Proxy Statement. This proposal, known as a “Say-on-Pay" proposal, gives our shareholders the opportunity to express their views on our named executive officers' compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
The Say-on-Pay vote is advisory and, therefore, it is not binding on us, our Board or our Compensation Committee. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our Compensation Committee and our Board will consider when determining executive compensation following the Annual Meeting. Consistent with the preference of our shareholders as determined by the last vote to approve the frequency of our Say-on-Pay vote, we intend to conduct a Say-on-Pay vote annually.
Our compensation programs are designed to support our business goals and promote our long-term profitable growth. Our equity programs are intended to align compensation with the long-term interests of our shareholders. We urge shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We also encourage you to review the 2019 Summary Compensation Table and other related compensation tables and narratives, which provide detailed information on the compensation of our named executive officers. Our Board and our Compensation Committee believe that the policies and procedures described and explained in the “Compensation Discussion and Analysis” are effective in achieving our goals, and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to the Company's recent and long-term success. Accordingly, we ask our shareholders to vote “FOR” the approval of our executive compensation on a non-binding advisory basis.
OUR BOARD RECOMMENDS A VOTE “FOR” THE FOLLOWING NON-BINDING RESOLUTION
RESOLVED, that the compensation of our named executive officers as disclosed in “Compensation
Discussion and Analysis,” the 2019 Summary Compensation Table and the related compensation tables, notes, and narratives in this Proxy Statement is hereby APPROVED.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filings by the Company under the Securities Act of 1933, as amended or under the Exchange Act (the “Securities Act”), except to the extent we specifically incorporate this Report by reference.
Our Audit Committee oversees the Company’s corporate accounting and financial reporting process on behalf of our Board. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, our Audit Committee reviewed and discussed with management the audited consolidated financial statements filed in the Company’s Annual Report, including a discussion of the quality, not just acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Our Audit Committee is comprised entirely of independent directors as defined by applicable NASDAQ listing standards.
Our Audit Committee has discussed with EY Global, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. Our Audit Committee has received the written disclosures and the letter from EY Global required by applicable requirements of the Public Company Accounting Oversight Board regarding EY Global’s communications with our Audit Committee concerning independence and has discussed with EY Global its independence. Our Audit Committee also considered whether EY Global’s provision of any non-audit services to the Company is compatible with maintaining EY Global’s independence.
Based on the review and discussions described above, among other things, our Audit Committee recommended to our Board that the audited financial statements be included in the Company’s Annual Report for filing with the SEC. Our Audit Committee also approved the selection of the Company’s independent registered public accounting firm.
AUDIT COMMITTEE
Jeryl Hilleman, Chair
Martin Madden
Sherilyn McCoy

CORPORATE GOVERNANCE

Independence of the Board of Directors
Our Board undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships and all other facts and circumstances our Board deemed relevant in determining their independence, including beneficial ownership of our Ordinary Shares, our Board has determined that none of our directors, other than Messrs. Danziger and Doyle, have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of NASDAQ. William T. Burkoth and Charles G. Phillips III also served on the Board during 2019 and were determined to be independent.
Mr. Danziger and Mr. Doyle are not considered independent because they are employees of the Company. In addition, Mr. Leung served on the Board during 2019 and was not considered independent because he had been an employee of the Company within the past three years. Beginning January 1, 2020, Mr. Leung is considered independent under applicable NASDAQ rules.

Board Leadership Structure
Given the unique nature of our business as the first commercialized oncology medical device company, we believe that our leadership structure positions our Company for continued long-term growth. We have an Executive Chairman, a separate Chief Executive Officer who also serves on our Board, and a Lead Independent Director. Our Executive Chairman, Mr. Doyle, and our Chief Executive Officer, Mr. Danziger, work closely together, in consultation with our Lead Independent Director, Mr. Vernon, to set the strategic direction of the Company. Mr. Doyle, who has been involved with our Company as either an investor or an employee since 2004, focuses on Board leadership, strategic planning and initiatives, investor relations, business development, advocacy and public policy matters. Mr. Danziger, an industry veteran who has been with our Company since 2002, primarily focuses on strategically managing our growing global business, driving operational performance, personnel development and other key business matters. The Board believes this separation of responsibilities is optimal for us at this time, enhancing our Board’s oversight by leveraging the clearly defined responsibilities of our Executive Chairman and our Chief Executive Officer and permitting Mr. Danziger to focus on the day-to-day operation and management of our Company. Our leadership structure ensures a seamless flow of communication between management and our Board, particularly with respect to our Board’s oversight of the Company’s strategic direction, as well as our Board’s ability to ensure management’s focused execution of that strategy. Our Lead Independent Director balances our Executive Chairman and Chief Executive Officer roles, providing independent leadership of our Board and exercising critical duties in the boardroom to ensure effective and independent Board decision-making.
Our Corporate Governance Guidelines provide that if the Chairman of our Board is not an independent director (as determined by our Board or our Nominating and Corporate Governance Committee (the “Nominating Committee”)), our independent directors have the discretion to annually elect an independent director to serve as Lead Independent Director. Although elected annually, our Lead Independent Director is generally expected to serve for more than one year. To facilitate this decision-making, our Nominating Committee annually discusses our Board leadership structure, providing its recommendation on the appropriate structure for the following year to our independent directors. Our independent directors do not view any particular Board leadership structure as generally preferred; they make an informed annual determination taking into account our financial and operational strategies and any feedback received from our shareholders.

Our Corporate Governance Guidelines clearly delineate the duties of our Lead Independent Director, which are as follows:
•Preside over all meetings of our Board at which the Executive Chairman is not present, including executive sessions of the independent directors;
•Have the authority to call meetings of the independent directors when necessary or appropriate;
•Serve as liaison between the Executive Chairman and Chief Executive Officer and our independent directors;
•Review matters such as meeting agendas, meeting schedules and to assure sufficient time for discussion of agenda items and, where appropriate, information sent to our Board; and
•If requested by significant shareholders, ensure that he or she is available, when appropriate, for consultation and direct communication.
In addition to these responsibilities, our Lead Independent Director regularly consults with our Executive Chairman and our Chief Executive Officer to guide management's ongoing engagement with our Board on strategies and related risks.
Supplementing our Lead Independent Director in providing independent Board leadership are our committee chairs, all of whom are independent. Our Nominating Committee evaluates the performance of our Board, including its interactions with our executive management team, annually, and discusses its evaluation in executive session with our independent directors. Based on these evaluations, we believe our current Board leadership structure provides effective independent oversight of our Company.

Role of Board in Risk Oversight Process
Risk assessment and oversight are an integral part of our governance and management processes. Our Board as a whole and through various committees administers the risk management function, monitoring exposure to and mitigation of a variety of risks, including operational, financial, legal and regulatory, strategic and reputational risks. Our Board's approach to risk oversight is designed to support the achievement of organizational objectives, improve long-term organizational performance and enhance shareholder value. A fundamental part of our risk oversight is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. In setting our business strategy, our Board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for our Company.
Our Board committees consider risks within their respective areas of oversight responsibility and advise the Board of any significant risks and management's response to those risks via periodic committee reports to the full Board. Our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor, as well as overseeing the performance of our internal audit function and considering and approving or disapproving any related party transactions. Our Compensation Committee assesses and monitors risks relating to our compensation programs and policies. The results of the compensation risk assessment are described below under "Risk Considerations in Our Compensation Program." Our Nominating Committee considers risks relating to our corporate governance and the marketing, promotion and sale of our products. In addition, the Audit Committee of our Board reviews and assesses information regarding cybersecurity risks with management.
While the Board oversees risk management, our management team is responsible for managing risk on a day-to-day basis. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with our Board at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Board Committees
Our Board has three standing committees: Audit, Compensation and Nominating and Corporate Governance. The charters of each committee are available to shareholders in the “Corporate Governance” section of our investor relations website at www.novocure.com.
The following table shows the current membership of these committees:

	Danziger	Doyle	Hilleman	Hung	Leung	Madden	McCoy	Vernon
Audit			Chair			✔	✔
Audit Committee Financial Expert			✔				✔
Compensation				✔	✔			Chair
Nominating and Corporate Governance						✔	Chair	✔
The principal responsibilities of each of these committees are described generally below and in greater detail in their respective committee charters.

Audit Committee
Our Audit Committee oversees our corporate accounting and financial reporting processes and audits of our financial statements. Our Audit Committee is responsible for, among other things:
•appointing our independent registered public accounting firm;
•evaluating the independent registered public accounting firm’s qualifications, independence and performance;
•determining the terms of our engagement of our independent registered public accounting firm;
•reviewing and approving the scope of the annual audit plan and general audit approach and the audit fee and other fees;
•reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and internal controls and the audits of our financial statements;
•reviewing and approving, in advance, all audit and non-audit services to be performed by our independent registered public accounting firm, taking into consideration whether the independent auditor’s provision of non-audit services to us is compatible with maintaining the independent auditor’s independence;
•monitoring and ensuring the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;
•establishing and overseeing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal controls or auditing matters, including procedures for the confidential, anonymous submission by our employees of complaints regarding questionable accounting or auditing matters and reviewing such complaints;
•reviewing and approving related party transactions;
•reviewing and monitoring information regarding cybersecurity risks;
•investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisors as our Audit Committee deems necessary;

•reviewing reports to management prepared by the internal audit function, if any, as well as management’s responses;
•reviewing and discussing with management and the independent auditor our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual quarterly reports to be filed with the SEC;
•reviewing, at least annually, the Audit Committee charter and the committee’s performance; and
•handling such other matters that are delegated to our Audit Committee by our Board from time to time.
All members of our Audit Committee meet the requirements for financial literacy under the applicable rules of NASDAQ. Ms. Hilleman and Ms. McCoy qualify and serve as an Audit Committee Financial Expert as defined under the applicable rules and regulations of the SEC. Under the rules and regulations of the SEC and NASDAQ, members of our Audit Committee must also meet independence standards under Rule 10A-3 of the Exchange Act. All members of our Audit Committee meet the applicable independence standards under NASDAQ rules and Rule 10A-3 of the Exchange Act.

Compensation Committee
Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers, directors, non-employees and employees. Our Compensation Committee is responsible for, among other things:
•discharging our Board’s responsibilities relating to compensation of our directors and executive officers;
•overseeing the administration of our overall compensation and employee benefits plans, particularly incentive compensation and equity-based plans;
•periodically reviewing and approving generally our compensation and benefit strategies and policies;
•at least annually, reviewing and approving the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of these goals and objectives and setting the Chief Executive Officer’s compensation;
•at least annually, reviewing and approving, with the input of our Chief Executive Officer, the compensation of our other executive officers and approving employment, consulting, severance, retirement and/or change in control agreements or provisions with respect to any current or former executive officers;
•at least annually, reviewing and approving succession plans for our Chief Executive Officer and other executive officers;
•periodically reviewing and making recommendations to our Board regarding director compensation;
•overseeing the implementation and administration of our equity compensation plans (including reviewing and approving the adoption of new plans or amendments or modifications to existing plans, subject to shareholder approval, as necessary);
•approving or reviewing and making recommendations to our Board with respect to our share-based compensation plans;
•retaining or obtaining the advice of a compensation consultant, independent legal counsel or other adviser (only after considering certain specified factors identified by the SEC or NASDAQ listing standards), with direct responsibility for the appointment, compensation and oversight of the work of any such compensation consultant, independent legal counsel and other adviser retained by our Compensation Committee;
•reviewing from time to time the Compensation Committee charter and the committee’s performance; and

•exercising such other authorities and responsibilities as may be delegated to our Compensation Committee by our Board from time to time.
Each of the members of our Compensation Committee is a “non-employee” director as defined in Rule 16b-3 promulgated under the Exchange Act, an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code (the “Code”) and an independent director under applicable NASDAQ rules. The Committee may, in its discretion, delegate all or a portion of its duties, responsibilities and authority to subcommittees.

Nominating and Corporate Governance Committee
Our Nominating Committee is responsible for, among other things:
•identifying and screening candidates for our Board and recommending nominees for election as directors and the persons to be appointed by the Board to fill any vacancies on the Board;
•recommending one or more “audit committee financial experts” (as defined under applicable SEC rules) for our Audit Committee;
•establishing procedures to exercise oversight of the evaluation of our Board and management;
•developing and recommending to our Board a set of corporate governance guidelines, as well as periodically reviewing these guidelines and recommending any changes to our Board;
•reviewing the structure of our Board committees and recommending to our Board for its approval directors to serve as members of each committee and, where appropriate, making recommendations regarding the removal of any member of any committee;
•reviewing and assessing the adequacy of its formal written charter on an annual basis;
•reviewing the content, operations and effectiveness of our compliance program as it relates to the marketing, promotion and sale of products on an annual basis that shall include updates and reports by the Company’s Chief Compliance Officer and other compliance personnel on their activities and updates about adoption and implementation of policies, procedures and practices designed to ensure compliance with the U.S. Federal Food, Drug and Cosmetic Act, analogous laws in other jurisdictions and other applicable legal requirements;
•reviewing the relationships that each director has with us for purposes of determining independence; and
•generally advising our Board on corporate governance and related matters.
Each member of our Nominating Committee is an independent director under the rules of NASDAQ.

Meetings of the Board of Directors, Board and Committee Member Attendance, and Annual Meeting Attendance
Our Board met 6 times during 2019. Our Audit Committee met 6 times, our Compensation Committee met 8 times, our Nominating Committee met 4 times, and special committees of independent directors appointed by the Board to oversee strategic collaboration and loan refinancing activities, respectively, each met once. During 2019, each Board member attended 93% or more of the aggregate of the meetings of our Board and of the committees on which he or she served that occurred while such director was a member of our Board and such committees.
All of our directors are expected to attend our annual general meetings of shareholders. Most of our directors attended our annual general meeting of shareholders held in May 2019. Two of our directors were unable to attend due to prior commitments.

Director Nomination Process
Our Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Although we do not have a formal diversity policy, in considering diversity of our Board, and consistent with our Policy on Consideration of Director Candidates, our Nominating Committee will take into account various factors and perspectives, including differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to Board heterogeneity, as well as race, gender and national origin. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions they can make.
Our Nominating Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of its current make-up. In its assessment of the needs of our Board and its evaluation of director nominees, our Nominating Committee will consider factors such as:
•the ability of the candidate to represent the best interests of all of the shareholders of the Company;
•the candidate’s commitment to enhancing long-term shareholder value;
•the candidate’s standards of integrity, ethics, commitment and independence of thought and judgment;
•the candidate’s record of professional accomplishment in his/her chosen field;
•the candidate’s independence from a material personal, financial or professional interest in any present or potential competitor of the Company;
•the candidate’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties on the Board and its Committees, including the candidate’s service on other public company boards; and
•the extent to which the candidate contributes to the range of talent, skill and expertise on the Board;
•the extent to which the candidate contributes to the diversity of the Board, including differences of viewpoint, professional experience, education, and skill, as well as race, gender and national origin;
•the balance of management and independent directors; and
•the need for Audit Committee expertise.
Our Board evaluates each individual in the context of our Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. Our directors’ performance and qualification criteria are reviewed annually by our Nominating Committee.

Identification and Evaluation of Nominees for Directors
Our Nominating Committee identifies nominees for director by first evaluating the current members of our Board willing to continue in service. Current members with qualifications and skills that are consistent with our Nominating Committee’s criteria for Board service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board with that of obtaining a new perspective or expertise.
If any member of our Board does not wish to continue in service or if our Board decides not to re-nominate a member for re-election, our Nominating Committee may identify the desired skills and experience of a new nominee in light of the criteria above, in which case, our Nominating Committee would generally poll our Board and members of management for their recommendations. Our Nominating Committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. Our Nominating Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of our Nominating Committee and by certain of our other independent directors and executive management as appropriate. In making its determinations, our Nominating Committee evaluates each individual in the context of our Board as a whole, with the objective of assembling a group that can best contribute to the success of our Company and represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, our Nominating Committee makes its recommendation to our Board. To date, our Nominating Committee has not utilized third-party search firms to identify director candidates. Our Nominating Committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

Shareholder Recommendations and Nominations
A shareholder or shareholders holding at least one tenth (1/10th) of the total voting rights of the members who have the right to vote at a general meeting of the shareholders of the Company may propose a person for election to the office of director at an annual meeting. Shareholders may recommend director candidates by written submissions containing the information required by our Articles (and further detailed in the next paragraph) to Novocure’s company secretary at NovoCure Limited, Second Floor, No. 4 The Forum, Grenville Street, St. Helier, Jersey, Channel Islands JE2 4UF. Our Nominating Committee evaluates nominees recommended by shareholders in the same manner as it evaluates other nominees.
For a shareholder to make a formal nomination for election to our Board at an annual meeting, the shareholder must provide advance notice to the Company, which notice must be received by NovoCure’s company secretary at NovoCure Limited, Second Floor, No. 4 The Forum, Grenville Street, St. Helier, Jersey, Channel Islands JE2 4UF, not later than the 90th Clear Day (as defined in our Articles) nor earlier than the 120th Clear Day before the one-year anniversary of the preceding year’s annual meeting; provided, however, that if that the date of the annual meeting is advanced by more than 30 days prior to such anniversary date or delayed by more than 60 days after the anniversary date, then, it must be so received by the company secretary not earlier than the close of business on the 120th Clear Day prior to such annual meeting and not later than the close of business on the later of (i) the 60th Clear Day prior to such annual meeting, or (ii) the tenth Clear Day following the day on which a public announcement of the date of such annual meeting is first made. As set forth in our Articles, submissions must include all information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Regulation 14(a) under the Exchange Act and a written and signed consent of the proposed nominee to be named in the proxy statement as a nominee and to serve as a director if elected. Our Articles also specify further requirements as to the form and content of a shareholder’s notice. We recommend that any shareholder wishing to make a nomination for director review a copy of our Articles, as amended and restated to date, which is available, without charge, from Investor Relations, NovoCure Limited, at 20 Valley Stream Parkway, Suite 300, Malvern, Pennsylvania 19355, USA.

Code of Ethics
We have adopted a written code of business conduct and ethics (the “Code of Ethics”) that applies to our directors, officers and employees, including our principal executive officer and principal financial officer. A current copy of the Code of Ethics is posted in the “Corporate Governance” section of our investor relations website at www.novocure.com. We intend to disclose any amendment to the Code of Ethics, or any waivers of its requirements, on our website.

Anti-Hedging and Anti-Pledging Policy
We consider it inappropriate for any director, officer or employee to enter into speculative transactions in our securities. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, forward sales contracts and the purchase or sale of puts, calls, options or other derivative securities based on the our securities by our directors, officers or employees. Therefore, pursuant to our corporate governance guidelines, our directors, officers and employees are prohibited from engaging in any such transactions or similar transactions. Additionally, no director, officer or employee may pledge our securities individually owned or through a family trust as collateral for any loan, nor may any director, officer or employee hold our securities owned individually or through a family trust in an account in which securities are purchased on margin.

Corporate Governance Guidelines
Our Corporate Governance Guidelines address Board composition, compensation, director qualifications, director independence, committee structure and roles, among other things. Our Board and our Nominating Committee regularly review our governance policies and practices and developments in corporate governance and update our Corporate Governance Guidelines as they deem appropriate. The Corporate Governance Guidelines are posted in the “Corporate Governance” section of our investor relations website at www.novocure.com.

Shareholder Communications with the Board of Directors
Should shareholders or other interested parties wish to communicate with our Board or any specified individual directors, such correspondence should be sent to the attention of our General Counsel, NovoCure Limited, at 20 Valley Stream Parkway, Suite 300, Malvern, Pennsylvania 19355, USA. Our General Counsel will forward the communication to the appropriate Board members. Communications that are not related to the duties and responsibilities of the Board, or are otherwise considered to be improper for submission to the intended recipient(s), as determined by our General Counsel, will not be forwarded.

Compensation Committee Interlocks and Insider Participation
None of the directors who served as members of our Compensation Committee during 2019 was also an officer or one of our employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our Board or our Compensation Committee. No member of our Compensation Committee has any relationship requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

Our Commitment to Environmental Sustainability, Social Responsibility, Corporate Governance and Human Capital Management

Corporate social responsibility is important to us and patients remain at the heart of the work we do every day. Our corporate mission is, together with our patients, to strive to extend survival in some of the most aggressive forms of cancer by developing and commercializing our innovative therapy. As part of this mission to serve patients, we take our responsibilities seriously with respect to the areas of environmental sustainability, social responsibility and corporate governance (ESG).

Environment

We continually look for ways to be a more responsible business as we support our patients. This commitment inspires research and development efforts to find innovations that reduce the resources we consume while providing our patients with therapy.

Commitment to Patients

First and foremost, we believe that to accomplish our patient-forward mission, we must keep the patient at the forefront of our decisions and actions. Patients’ health, lives and their families and caregivers are what matter most to us, guiding us forward in our goal to deliver a completely different cancer therapy that could lengthen patient lives while maintaining quality of life. We are committed to assisting those patients in financial need who have limited or no medical coverage to access our therapy. We do not turn away patients due to inability to pay. We also provide a wide array of patient support and education programs.

Grants and Giving

We sponsor and support numerous non-profits and patient advocacy groups and our employees donate their time. Our contributions help to support the work of non-profit organizations of all sizes, working in areas such as cancer research, community wellness, veteran support, hunger prevention, and environmental education around the globe.

Safety and Wellness

We are committed to providing a safe and secure work environment and maintain environmental, health and safety policies that seek to promote the health and safety of our employees and patients. We mandate continual training programs and our Safety Committee launched a mass notification system in North America to enable multichannel communication to employees in the event of an emergency. We have a robust employee wellness program that recognizes and supports the importance of personal health and work-life balance. We offer certain health and wellness programs to our employees and their family members. In 2019, we coordinated a wide variety of health and wellness activities, with a high level of the participation by employees and family members. The health and wellness activities included health clinics, financial wellness, nutritional orientations, exercise programs and challenges, weight-loss programs, flu-shots, and recreational activities for the benefit of our employees and their children. We offer an employee assistance program to all US employees, which includes mental health, financial and legal support.

Governance

We evaluate input from our shareholders and consider their independent oversight of management and our long-term strategy. As part of our commitment to constructive engagement with investors, we evaluate and respond to the views voiced by our shareholders. Our dialogue has led to enhancements in our corporate governance, ESG, and executive compensation activities, which we believe are in the best interest of the Company and our shareholders. For example, after considering input from shareholders and other stakeholders, we added performance metrics to our long-term incentive program for executives, declassified our Board, and increased our gender diversity on the Board.

Human Capital Management

Our human capital management efforts, including our diversity and inclusion initiatives, help drive our success. We measure and take actions, including engagement surveys, to improve employee engagement around the globe as we support our mission, vision, values and our patient-forward commitments. Our senior management team holds global employee town halls on a regular basis and is committed to management succession planning and leadership development efforts. We seek to retain our employees through competitive compensation and benefits packages, including a broad-based equity award program for employees, and our values-driven culture. We invest in our talent by providing our employees with training, mentoring, and career development opportunities, all of which enables us to hire and retain talented, high-performing employees. Employee retention and turnover analytics are regularly reviewed by our Compensation Committee. We have maintained a rolling 12 month turnover rate of approximately 9%, which is less than the industry average of nearly 19% based on the Radford U.S. Life Sciences Trends Report for the fourth quarter of 2019. We believe our robust employee benefits and education programs contribute to our strong employee retention.

Our response to the Covid-19 Pandemic

As the global impacts of COVID-19 continue to evolve, Novocure is committed to our mission and to transparent communication of our response to our patients, caregivers, providers and global workforce. Aggressive cancers do not slow because of this global pandemic, and we remain as focused as ever on delivering our therapy to patients in need. We know this is a rapidly changing situation and our top priority is the health and safety of our Novocure family. We are following public health and safety guidelines and are taking steps to protect the Novocure community around the world while we continue to deliver our therapy to patients in need.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Company has not entered into any transactions since January 1, 2019, to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our Ordinary Shares had or will have a direct or indirect material interest, other than compensation arrangements which are described under the sections of this Proxy Statement captioned “Director Compensation” and “Executive Compensation.”

Related Party Transaction Policy
Our Board adopted a written related party transaction policy as set forth in our Corporate Governance Guidelines, setting forth the policies and procedures for the review and approval or ratification of transactions involving us and related persons. For the purposes of this policy, related persons will include our executive officers, directors and director nominees or their immediate family members, or shareholders owning 5% or more of our outstanding Ordinary Shares and their immediate affiliates.
The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended, any transaction, arrangement or relationship, where the amount involved exceeds $120,000 per year and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.
Our executive officers and directors are discouraged from entering into any transaction that may cause a conflict of interest. If such a transaction shall arise, they must report any potential conflict of interest, including related party transactions, to our General Counsel, who will then review and summarize the proposed transaction for our Audit Committee. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s-length transaction with an unrelated party and the extent of the related person’s interest in the transaction. All related party transactions may only be consummated if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy.

2019 DIRECTOR COMPENSATION

Director Compensation Program
Our Compensation Committee, with the guidance of our compensation consultant, reviews our director compensation program annually to evaluate whether it remains in alignment with the compensation practices of our peers. For 2019, the Compensation Committee did not make any changes to the annual compensation levels of the program compared to 2018.

Cash Compensation
Members of our Board who do not serve as employees of, or who are not compensated consultants to, the Company (each, a “Non-Employee Director”) are eligible to receive compensation from us for their service on our Board in accordance with our Non-Employee Director Compensation Program. Accordingly, Messrs. Danziger and Doyle do not receive compensation from us for their service on our Board. For the 2019 compensation year, our Non-Employee Directors received the following cash retainers, which are paid in quarterly installments following the end of each quarter:
•a base annual retainer of $45,000;
•an additional annual retainer of $25,000 to our lead independent director;
•an additional annual retainer of $25,000 to the chair of our Audit Committee;
•an additional annual retainer of $15,000 to the chair of our Compensation Committee;
•an additional annual retainer of $10,000 to the chair of our Nominating Committee;
•an additional annual retainer of $15,000 to each member of our Audit Committee;
•an additional annual retainer of $7,500 to each member of our Compensation Committee; and
•an additional annual retainer of $5,000 to each member of our Nominating Committee.
We also reimburse all of our directors for reasonable and necessary expenses incurred to attend board of director or committee meetings.

Equity Compensation
Our Non-Employee Directors are eligible to receive equity awards under our 2015 Omnibus Incentive Plan (the “2015 Plan”) or any other equity plan we maintain pursuant to our Non-Employee Director Compensation Program.
Initial Awards: Upon his or her initial election or appointment to our Board, each Non-Employee Director will receive a non-qualified share option (an “Initial Award”) to purchase a number of our Ordinary Shares such that the award has an aggregate grant date fair value equal to $667,000 (subject to rounding to the nearest whole Ordinary Share). If the Non-Employee Director is appointed between Annual Meetings, the Initial Award will be granted on the last trading day of the month following such election or appointment, and if the Non-Employee Director is elected at an Annual Meeting, the Initial Award will be granted on the date of such Annual Meeting.
Each Initial Award will vest in equal installments over three years on the anniversary of the date of grant (the “Grant Anniversary Date”), subject to the Non-Employee Director’s continued service to us through the applicable Grant Anniversary Date. In the case of Initial Awards granted on the date of our Annual Meeting, if a subsequent Annual Meeting is held prior to the Grant Anniversary Date, the annual vesting for such year will occur the day immediately preceding the date of the Annual Meeting in such year, subject to the Non-Employee Director’s continued service to us on such date.

Annual Awards: A Non-Employee Director who has served as a member of our Board for at least six months prior to the date of our Annual Meeting will be granted an equity award under the 2015 Plan consisting of non-qualified share options and/or RSUs (collectively, the “Annual Awards”). Fifty percent of the value of the equity award will be RSUs and the remainder will be non-qualified share options. The total aggregate grant date fair value of the equity award(s) will equal $345,000 (subject to rounding to the nearest whole Ordinary Share).
Each Annual Award will vest in full on the earlier of (a) the Grant Anniversary Date or (b) the day immediately preceding the date of the next Annual Meeting, subject to the Non-Employee Director’s continued service to us through such date. In addition, any outstanding equity awards made pursuant to the Non-Employee Director Compensation Program will vest in full immediately prior to a Change in Control (as defined in the 2015 Plan), subject to the Non-Employee Director’s continued service to us on such date.

Share Ownership Guidelines
Pursuant to the NovoCure Limited Share Ownership Guidelines, adopted in 2017, Non-Employee Directors are expected to own Ordinary Shares of our Company having a value equal to at least three times the annual cash retainer. Our Non-Employee Directors are required to achieve the Share Ownership Guidelines within five years of joining our Board or, in the case of directors serving at the time the guidelines were initially adopted, within five years of the date of adoption of the guidelines. All of our Non-Employee Directors are in compliance with our Share Ownership Guidelines or are expected to be in compliance within the required timeframe.

Compensation
The table below shows the total compensation earned or paid to our independent directors for the year ended December 31, 2019. In the case of Mr. Danziger and Mr. Doyle, each of whom is a named executive officer (“NEO”), their compensation is reported in the 2019 Summary Compensation Table.

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)(3)	Option awards ($)(2)(3)	All other compensation ($)	Total ($)
William Burkoth (4)	35,111			—	35,111
Jeryl Hilleman	69,333	172,518	172,452	—	414,303
David Hung	52,500	172,518	172,452	—	397,470
Kinyip Gabriel Leung	45,000	172,518	172,452	—	389,970
Martin Madden	65,000	172,518	172,452	—	409,970
Sherilyn McCoy	63,556	172,518	172,452	—	408,526
Charles Phillips III	54,000	172,518	172,452	—	398,970
William Vernon	89,333	172,518	172,452	—	434,303

(1)See the section of this Proxy Statement captioned “2019 Director Compensation - Director Compensation Program” for a description of these fees.
(2)On May 22, 2019 our Board approved equity awards consistent with our Non-Employee Director Compensation Program described above. The amounts represent the aggregate grant date fair value of the equity awards granted on May 22, 2019, computed in accordance with FASB ASC Topic 718. See Note 14 to our consolidated financial statements in our Annual Report for a discussion of the assumptions we use to account for share-based compensation. These amounts reflect our accounting expense for these awards and do not correspond to the actual amounts, if any, that will be recognized by the directors.
(3)The aggregate number of stock option awards outstanding as of December 31, 2019 for the non-employee directors was: Mr. Leung: 81,688; Ms. McCoy: 51,477; Dr. Hung: 51,477; Ms. Hilleman: 43,441; Mr. Burkoth: 0; Mr. Madden: 47,831; Mr. Phillips: 59,292; and Mr. Vernon: 63,785. The aggregate number of restricted stock unit awards outstanding as of December 31, 2019 for the non-employee members of the Board was: Mr. Leung: 3,359; Ms. McCoy: 3,359; Dr. Hung: 3,359; Ms. Hilleman: 3,359; Mr. Burkoth: 0; Mr. Madden: 3,359; Mr. Phillips: 3,359; Mr. Vernon: 3,359.
(4)Mr. Burkoth retired from our Board on May 22, 2019 and, as a result, did not receive any equity awards in 2019.

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
This section discusses and analyzes the decisions we made concerning the compensation of our NEOs for 2019. It also describes the process for determining executive compensation and the factors considered in determining the amount of compensation awarded to our NEOs.
Our NEOs for 2019 are:

Name	Title
Asaf Danziger	President, Chief Executive Officer and director
William Doyle	Executive Chairman and director
Wilhelmus Groenhuysen	Chief Financial Officer
Michael Ambrogi	Chief Operating Officer
Pritesh Shah	Chief Commercial Officer

Executive Summary

2019 Performance Highlights
We delivered strong results in 2019. We believe we performed well against our operating plan, delivered value to our shareholders and outperformed the majority of the goals and measures used to determine the 2019 annual performance-based cash bonus paid to our NEOs.

Our 2019 Company goals, which are reflected in our 2019 incentive programs, were to:
•drive commercial adoption of Optune, our first Tumor Treating Fields delivery system;
•advance our clinical pipeline;
•create stakeholder value; and
•invest in our people and culture.
2019 was a year of strong operational and financial performance for us. We finished the year with growth in our glioblastoma ("GBM") business globally, achieved profitability in Q3 and Q4 for our GBM business, and made progress in our clinical development programs. Our key accomplishments in 2019 included:
•Active patient growth of 22.1% year over year, with 2,909 active patients on Optune at December 31, 2019;
•Total prescription growth of 6.1% year over year, with 5,371 prescriptions received in 2019;
•Expanding commercial operations in France;
•Initiation of INNOVATE-3 clinical trial for the treatment of ovarian cancer;
•Received Medicare coverage for Optune for the treatment of newly diagnosed GBM;
•Our therapy was referenced in 265 total clinical publications;
•Successful launch of Optune Lua for the treatment of MPM after receiving HDE approval from FDA;

•Secured Innovative Medical Device Designation for Optune in China;
•Initiation of phase 2 pilot gastric cancer trial in Greater China in collaboration with Zai Lab;
•Closing share price increased from $33.48 on December 31, 2018 to $84.27 on December 31, 2019, the last trading day of each year, representing share price appreciation of 152%; and
•$351.3 million in net revenues, representing 42% annual growth compared to 2018.
Because of our performance results, particularly in the areas of strategic collaboration, commercial adoption of Optune and the delivery of shareholder value, our NEOs earned above-target annual cash incentive awards (as described further in the section entitled “Annual Incentives”) demonstrating a high degree of alignment between actual performance results and pay outcomes.

Our Pay Practices
We believe that our compensation practices are reasonable and competitive with the market and our peers. Our compensation program is designed to attract, motivate, reward and retain our highly qualified executives in order to achieve our strategic objectives. We believe our pay practices are aligned with our pay for performance philosophy and emphasize our commitment to sound compensation and governance practices. Our policies and practices include:

Pay for performance	A significant percentage of each NEO’s target total direct compensation is variable or performance-based compensation

Performance measures to support strategic objectives	We use performance measures that reflect strategic and operating objectives that are designed to support the creation of long-term shareholder value

Appropriate risk taking	We set performance goals that consider our publicly-announced Company goals, which we believe will encourage appropriate risk taking

No tax gross ups	We do not provide tax gross-ups on severance or change in control benefits

No repricings or exchanges of underwater options	Our 2015 Plan prohibits re-pricing or exchange of underwater share options without shareholder approval

Share ownership guidelines	Our NEOs and other executives are required to accumulate and hold shares equal to a multiple of base salary

Anti-hedging and anti-pledging policy	Our executives, directors and other insiders are prohibited from entering into hedging and pledging transactions related to our shares

Clawback policy	We have a robust policy for the recoupment of incentive compensation that applies to all executive officers

In addition, the Compensation Committee has recommended, and our Board has indicated its intent to continue its pay for performance commitment with a significant portion of executive long-term compensation being tied to our overall performance and long-term growth.

2019 Say-on-Pay Vote and Shareholder Engagement
At our 2019 annual meeting, our shareholders expressed support for our executive compensation program, with 88.8% of the votes cast (excluding abstentions and broker non-votes) voting in favor of the compensation of our NEOs. The Compensation Committee considered this result to be generally supportive of the Company's NEO compensation philosophy and practices, and also acknowledged further consideration is necessary. To be responsive to shareholders following the 2019 annual meeting, we contacted shareholders comprising approximately 59% of total ownership of our ordinary shares and engaged in discussion with each of those shareholders who expressed an interest in meeting with us. The opinions of our shareholders are important to us and we are committed to taking investor feedback into account when designing our compensation programs. A common theme we heard from our investors was that a greater focus on performance-based equity awards is desirable. As part of our commitment to take into account the feedback we received through shareholders discussions and in consultation with our independent executive compensation consultant (see below), we refined our long-term incentive program, which now includes restricted share units, share options, and performance-based share units and share options with performance-based vesting criteria as a meaningful part of our NEO annual equity award allocations for our 2020 fiscal year. We implemented this equity program change for our NEOs to respond to feedback from our key investors and to continue to align our long-term pay incentives with our shareholder interests. The Compensation Committee will continue to consider shareholder input as well as the results of our say-on-pay votes when making future compensation decisions for our NEOs. We expect to continue our shareholder engagement efforts through further direct outreach to large institutional shareholders, as well as through regular investor relations channels, such as investor road shows, analyst meetings and other conferences and meetings, and welcome any feedback from shareholders throughout the year.

Compensation Components
Our executive compensation program includes the following key elements:

Element	Design	Purpose	Key 2019 Actions
Base Salary	Fixed compensation component. Reviewed annually and adjusted as appropriate.	Intended to attract and retain executives with proven skills and leadership abilities that will enable us to be successful.	None of our NEOs received an increase in base salary for 2019.

Annual Incentive Award (Target Bonus)	Variable, performance-based compensation component. Payable based on business results and individual performance.	Intended to motivate and reward executives for successful execution of strategic priorities.	Targets as a percentage of base salary were established at the beginning of 2019 for each NEO, with payments reflecting achievement of our key strategic objectives as determined by the Compensation Committee. None of our NEOs received an increase in target bonus opportunity for 2019.

Long-Term Incentive Awards (Target Equity)	Variable, at-risk compensation component. Delivered in 2019 as RSUs, time-vested options and performance-vested options, the value of which will depend on share price performance.	Intended to motivate and reward executives for long-term Company financial performance and enhanced long-term shareholder value by balancing compensation opportunity and risk, while encouraging sustained performance and retention.	Equity awards granted in 2019 to NEOs were targeted at competitive levels commensurate with the high performance and experience of the executive team to encourage exceptional future performance and provide retention value.

Compensation Mix (CEO and other NEOs)

CEO	Executive Chairman
All Other NEOs

Setting Compensation
We have designed our executive compensation program to attract, retain and motivate superior executive talent by providing compensation, in the aggregate, that we believe is reasonable and competitive. We provide our executives with incentives that we believe will both reward the achievement of performance goals that directly correlate to the enhancement of shareholder and stakeholder value and facilitate executive retention. We strive to align our executives’ interests with those of shareholders through long-term incentives linked to specific performance.
Our Compensation Committee’s annual compensation review for 2019 included an analysis of data, comparing the Company’s executive and director compensation levels and practices against a peer group of medical device, diagnostics and biopharmaceuticals companies. Frederic W. Cook & Co., Inc. ("FW Cook") provided our Compensation Committee with advice, counsel and recommendations with respect to the composition of the peer group and competitive data used for benchmarking our compensation program. Our Compensation Committee used this and other information provided by FW Cook to reach an independent recommendation regarding compensation to be paid to our Executive Chairman, CEO, directors and other executives. Our Compensation Committee’s final recommendation was then given to the independent directors of our Board for review and final approval.
Our Compensation Committee reviewed the companies included in the prior year’s peer group of publicly-traded companies with respect to revenue, market capitalization and enterprise value, each as compared to the same metrics for the Company, and determined that certain adjustments were necessary for 2019 in light of the Company’s growth in revenues and its market capitalization at the time of the Compensation Committee’s review.  Following this review, five historical peers were removed and five new peers were added to our peer group. Specifically, we added Corcept Therapeutics, Inc., Exelixis, Inc., Puma Biotechnology, Inc., Seattle Genetics, Inc., and Spectrum Pharmaceuticals, Inc. and we removed Acceleron Pharma Inc., Clovis Oncology, Inc., Foundation Medicine, Inc., INSYS Therapeutics, Inc., Medx Group, Inc., and Portola Pharmaceuticals, Inc.
The peer group of publicly-traded companies set forth below was used to analyze 2019 executive compensation:

Agios Pharmaceuticals, Inc.	Momenta Pharmaceuticals, Inc.
Corcept Therapeutics, Inc.	Nektar Therapeutics
Exelixis, Inc.	Nevro Corp.
FibroGen, Inc.	Puma Biotechnology, Inc.
Genomic Health, Inc.	Repligen Corporation
Halozyme Therapeutics, Inc.	Seattle Genetics, Inc.
Insulet Corporation	Spectrum Pharmaceuticals, Inc.
Intercept Pharmaceuticals, Inc.	Supernus Pharmaceuticals, Inc.
Ironwood Pharmaceuticals, Inc.	Tesaro, Inc.
Our Compensation Committee selected these companies after reviewing publicly-held companies in the medical device, diagnostics and biopharmaceuticals industries offering products or services similar to ours, with annual revenues generally between one-third and three times our annual revenue and market capitalization within a reasonable range of our market capitalization.
For retention and competitive considerations, the Company evaluated each NEO’s total cash compensation and total direct compensation levels against the 2019 peer group data or survey composite data applicable to each position. Because compensation decisions are complex, the Compensation Committee considers competitive market data as one factor in evaluating compensation decisions. Our Compensation Committee’s final determinations with respect to base salary, target annual incentive compensation and target long-term incentive compensation also reflect consideration of the Company’s and the NEO’s performance, internal comparisons, potential, scope of position, retention needs and other factors our Compensation Committee deems appropriate. Our Compensation Committee made its specific compensation determinations in 2019, as described further below, with the intention to provide our executive officers with the ability to earn above-market compensation for superior performance in furtherance of the Company’s long-term strategic goals.

The Role and Philosophy of our Compensation Committee
Our Compensation Committee has primary responsibility for making compensation decisions for our executives and operates under a charter approved by the Board. Our Compensation Committee retained FW Cook as its independent executive compensation consultant to advise on compensation matters. For 2019, our Compensation Committee used information from FW Cook and input from our CEO and our Executive Chairman (except for matters regarding their own pay) and assistance from our Human Resources department to make compensation decisions and to conduct its annual review of our Company’s executive compensation program.
The philosophy of our executive compensation program is to provide a compelling, dynamic, market-based total compensation program tied to performance and aligned with our shareholders’ interests. Our goal is to ensure our Company has the talent it needs to maintain sustained long-term performance for our shareholders and employees. The guiding principles that help us achieve these goals are:

Recruit and retain	Our program is designed to allow us to recruit effectively in the highly competitive labor market in which we compete and retain top talent for our critical roles. In particular, given the unique nature of our business as the first commercialized oncology medical device company, we believe that it is critical that we recruit and retain very talented individuals to help us continue to grow and optimize our business model.

Pay for performance	A significant portion of our executives’ compensation is tied to the performance of our Company, rewarding executives for progress towards our strategic and operational goals and reducing pay earned to the extent goals are not achieved.

Aligned with strategy	Our compensation program is designed to be aligned with our Company strategies.

Aligned with shareholders	Our compensation program, through both design and payouts, is structured to be aligned with the long-term interests of our shareholders.

Reinforce succession planning	We believe that our compensation program plays a key role in making sure we have the talent we need for long-term success and to deliver against our strategic operating plan.

Data-driven decision making	We design our executive compensation program and make pay decisions considering a balance of information. Given the locations of our executives in Israel and the United States, we benchmark not only against our peers but also in consideration of customary executive compensation practices in Israel and the United States.

Compensation Consultant
For 2019, our Compensation Committee retained FW Cook to assist with updating the Company’s compensation peer group; conducting market research and analysis on annual and long-term incentive programs, salaries, and equity awards; assisting our Compensation Committee in developing target grant levels and annual salaries for executives and other key employees; advising our Compensation Committee on public company equity programs; providing our Compensation Committee with advice and ongoing recommendations regarding material executive compensation decisions; and reviewing compensation proposals of management.
Based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in SEC Rule 10C-1(b)(4) under the Exchange Act, the NASDAQ Listing Rules and such other factors as were deemed relevant under the circumstances, our Compensation Committee has determined that FW Cook is independent and the work FW Cook performed on behalf of our Compensation Committee did not raise any conflict of interest.
In establishing compensation levels and awards for executive officers other than our CEO and Executive Chairman, our Compensation Committee takes into consideration the recommendations of FW Cook and our Human Resources department, Company performance and evaluations by our CEO of each executive’s individual performance. Our Compensation Committee evaluates director compensation primarily on the basis of peer group data used for benchmarking director compensation provided by FW Cook.

Base Salary
Our Compensation Committee conducts an annual review of each executive officer’s base salary, with input from our Executive Chairman (other than with respect to himself) and our Chief Executive Officer (other than with respect to himself or the Executive Chairman), and makes adjustments as it determines appropriate to remain competitive and in furtherance of our compensation philosophy and Company performance objectives and needs. Revisions generally become effective in April of each year. Our NEOs’ base salaries were not adjusted in 2019, with the fluctuation in Mr. Danziger's base salary as compared to 2018 resulting from currency fluctuations.
The 2019 annual base salaries of our NEOs are set forth below (expressed in U.S. dollars ("USD") and, for Mr. Danziger converted based on the New Israeli Shekel ("NIS") exchange rate of 4 NIS per 1 USD):

Named executive officer	Base salary ($)
William Doyle	750,000
Asaf Danziger	702,295
Wilhelmus Groenhuysen	600,600
Michael Ambrogi	390,000
Pritesh Shah	425,000

Annual Incentives
In general, the annual incentives, including the cash bonus of each executive officer, are determined by the achievement of corporate goals and personal objectives. Under their respective employment agreements, the NEOs have pre-established target bonus amounts (expressed as a percentage of base salary) payable at the discretion of our Board and Compensation Committee based on actual performance.

Our Board-approved corporate objectives for 2019 are described below, together with the corresponding highlights and accomplishments related to each, some of which impacted more than one objective. We believe that the objectives require a meaningful level of performance to provide payout under this program and that the goals employed are robust “stretch” targets. These objectives were intended to incentivize the achievement of our strategic operating plan and were designed to be achievable with strong coordinated performance by management.  The corporate objective achievement is based on the Compensation Committee’s assessment of the degree to which corporate objectives have been achieved. This score is determined by the Compensation Committee and may range from 0% to 200%.

Objective	Weighting	Achievement
Drive commercial adoption of Optune	25%	146%
Advance our clinical pipeline	30%	66%
Deliver shareholder value by building a profitable business	30%	192%
Invest in our people and culture	15%	120%
Total:	100%
Weighted Average Corporate Objective Achievement:		132%

Drive commercial adoption of Optune
•Active patient growth of 22.1% year over year, with 2,909 active patients on Optune at December 31, 2019
•Total prescription growth of 6.1% year over year, with 5,371 prescriptions received in 2019
•Received approval for Medicare coverage for Optune for the treatment of newly diagnosed GBM
•Expanded commercial operations in France
•Over 265 total clinical publications referencing our therapy
•Successful launch of Optune Lua for treatment of MPM after receiving HDE approval from FDA

Advance our clinical pipeline
•Approval from FDA of HDE application of Optune Lua for treatment of MPM
•Initiated INNOVATE-3 clinical trial for the treatment of ovarian cancer
•Ongoing collaboration with Zai Lab in Greater China, including initiation of gastric trial
•Secured Innovative Medical Device Designation for Optune in China

Deliver shareholder value by building a profitable business
•Closing share price increased from $33.48 on December 31, 2018 to $84.27 on December 31, 2019, the last trading day of each year, representing share price appreciation of 152%
•$351.3 million in 2019 net revenues, representing 42% annual growth compared to 2018
•Added over $80 million in cash, cash equivalents and short-term investments from December 31, 2018 to December 31, 2019
•Generated significant operating income from our GBM business, achieving profitability in Q3 and Q4

Invest in our people and culture
•Implemented a global HRIS system
•Expanded global learning and development programs
•Hired 176 new employees in 2019 to support our growth

Our Board and Compensation Committee determined that the Company far exceeded expectations regarding achievement of certain objectives which resulted in performance above expectations. Based on the overall level of achievement of corporate objectives, upon the recommendation of our Compensation Committee, our Board determined that our Company exceeded its corporate objectives and that it would pay cash bonuses to the Company’s executive officers (including the NEOs) for 2019 at 132% of target.
The table below shows the target cash bonus award as a percentage of each NEO’s 2019 base salary and the actual cash bonus payments to our NEOs for 2019 performance, which were paid in March 2020.

Named executive officer	FY 2019 target bonus (% Base Salary)	Realization (%) corporate achievement/ individual performance	Actual FY 2019 bonus ($)(1)
William Doyle	90%	132%/100%	891,000
Asaf Danziger	75%	132%/100%	693,139
Wilhelmus Groenhuysen	50%	132%/100%	396,396
Michael Ambrogi	50%	132%/100%	257,400
Pritesh Shah	50%	132%/100%	280,500
(1)The amount reported for Mr. Danziger’s bonus reflects the actual amount paid in March 2020, as expressed in U.S. dollars, based on the NIS/USD exchange rate. The Company uses an exchange rate of 4 NIS per 1 USD and translates the amount paid in NIS according to each transaction date.

Long-term Incentives

Our executive compensation program ties a substantial portion of each executive’s overall compensation to the achievement of our key strategic, financial and operational goals, using a blend of time-based and performance-based equity awards to help align the interests of our executives with those of our shareholders. Recognizing the importance of the continuity and continued dedication of the management team and other key employees to achieving our Company’s key objectives, and after carefully considering the equity participation of such employees, the highly competitive labor market in which we compete to attract and retain employees, and our other near term and long term business objectives (including building a global GBM business and running up to four global phase 3 pivotal clinical trials simultaneously over the next few years), our Compensation Committee granted time-based option awards and RSU awards to our NEOs in March 2019 and granted performance-based option awards to our NEOs in May 2019.
Our Compensation Committee believes that time-based option and RSU awards have strong retention value and granting such awards to members of management and key employees, including our executive officers, was in the best interests of the Company and our shareholders given the importance of such personnel to achieving our short-term and long-term Company objectives. Our Compensation Committee recognizes that, given the executive officers’ lengthy tenures with our Company and the unique nature of our business, the loss of any one of the executive officers may adversely impact the achievement of our objectives until a qualified replacement could be hired and become familiar our Company’s business.

We believe that a combination of equity award vehicles promote the achievement of corporate objectives, retention and long-term shareholder value.

Share Options

Share options are an important element of our long-term incentive program, enabling us to further align the interests of executives with those of shareholders. In general, share options are awarded annually to our executives as well as to other key employees. Because share options vest over time and only have value if the price of our Ordinary Shares increases, we believe they encourage efforts to enhance long-term shareholder value.
Our Compensation Committee sets guidelines for the value of share options to be awarded based on competitive compensation data. For 2019, the number of share options awarded to each NEO was determined following an analysis of benchmarking data provided by FW Cook comparing equity award types and levels granted by our peer group and consideration of the compensation philosophy factors discussed above. Share option awards to our NEOs were approved by the Committee to support our compensation philosophy, provide significant performance incentives and create retention value.
In March 2019, following the annual compensation review, the Committee granted our NEOs time-based share options to incentivize long-term sustainable value creation, as noted in the 2019 Grants of Plan-Based Awards Table.

Restricted Share Units
Our Compensation Committee sets guidelines for the value of the annual RSUs to be awarded based on competitive compensation data. For 2019, the number of RSUs awarded to each NEO was determined following an analysis of benchmarking data provided by FW Cook comparing equity award types and levels granted by our peer group and consideration of the compensation philosophy factors discussed above. RSU awards to our NEOs were approved by the Committee to support our compensation philosophy, provide significant performance incentives and create retention value.

Performance-based Share Options

In May 2019, following further consultation with FW Cook and careful consideration of analysis and advice on such items such as pay competitiveness, incentive plan design, performance measurement, design and use of equity compensation, relevant market practices and trends with respect to the compensation of our executive officers and feedback received from shareholders during through our outreach efforts, the Committee granted our NEOs performance-based share options to further align NEOs' interests with the interests of shareholders by rewarding executives for share price performance. The 2019 performance-based options awards will vest if (i) the closing price of the Company's ordinary shares is at least $59.45 or $71.34, depending on the award, for a period of at least twenty (20) consecutive trading days during the period beginning on the two-year anniversary of the date of grant and ending on the three-year anniversary of the date of grant and (ii) the NEO remains continuously employed by the Company through May 2, 2022. The share price triggers of $59.45 and $71.34 represent a 25% and 50% premium, respectively, to the share price on the date of grant. The awards were intended to incentivize the creation of sustained shareholder value.

Our Compensation Committee believes that performance-based equity awards, in addition to granting time-based options and time-based RSUs, will incentivize and further align the interests of executives with the interests of shareholders. Accordingly, although performance-based grants are not prevalent amongst the members of our peer group, our Compensation Committee determined to continue to grant awards with performance-based vesting criteria in 2020 and future years as a part of our ongoing compensation program.

Other Employee Benefits and Compensation
We provide limited executive perquisites to some of our NEOs and limited change-in-control benefits as described further below. We generally provide our executives in the United States and Israel with the same benefits provided to all other employees in the United States and Israel, respectively. In addition, pursuant to their employment agreements, each of our NEOs receives a car allowance and Mr. Groenhuysen receives a financial planning allowance.
In the United States, we sponsor a tax-qualified 401(k) defined contribution plan. Our 401(k) plan, which is generally available to all employees, allows participants to defer amounts of their annual compensation before taxes, up to the maximum amount specified by the U.S. Internal Revenue Code of 1986, as amended (the "Code"). Beginning in March 2019, we provided matching contributions to our 401(k) plan. We currently match 50% of the first 6% of a participant’s annual compensation that he or she contributes, up to the maximum permitted by law. In 2019, we did not provide any profit-sharing contributions to our 401(k) plan.
In Israel, we generally provide our executives, including NEOs, with severance, pension, disability and education benefits in line with both Israeli law as well as customary compensation practices among technology companies, including medical device companies. In accordance with certain exceptions under Israeli law, Mr. Danziger is entitled to contractual severance benefits rather than the amounts specified by statute. Such contractual arrangements are common for employees in Israel in the technology sector. For Mr. Danziger, we have contractually agreed to adhere to the provisions of the General Approval and to contribute on a monthly basis to a Managers Insurance Policy (bituach menahalim) on his behalf with respect to severance, pension and disability benefits. In addition, we contribute to an advance study fund/professional education fund (keren hishtalmut) for the benefit of Mr. Danziger. In addition, the employment agreement for Mr. Danziger also provides that unused vacation days may be accumulated (for two subsequent years) or redeemed under certain limitations. Each executive is also entitled to recuperation pay (d’mey havra’ah) in accordance with the provisions of the applicable law (with the number of days determined based on seniority). Mr. Danziger is also entitled to one month of paid sick days, fully compensated based on his regular base salary, per each year. Unused sick days may be accumulated for use in subsequent years, up to the maximum of six months.
For additional details with respect to the amounts contributed to the Managers Insurance Policy and professional education fund, please see the footnotes to the 2019 Summary Compensation Table below. Except as described above, we do not currently sponsor or contribute to any qualified or non-qualified defined benefit plan or any non-qualified defined contribution plan, and we do not currently maintain (or have any outstanding obligation with respect to) any traditional non-qualified deferred compensation plan or other deferred compensation plans.

Compensation Policies and Practices

Recoupment of Incentive Compensation (“Clawback”)
Our Policy on Recoupment of Incentive Compensation (the “Recoupment Policy”) applies to all executive officers (as designated by the Board) and any individual who served as an executive officer of the Company in the three year period prior to the date of the event that triggered the Recoupment Policy (each, an “Executive”). The Recoupment Policy permits the Board to recover from an Executive any annual or long-term incentive compensation payment or award made or granted to the Executive during the three year period preceding the filing of Company financial statements that were restated due to the Company’s material noncompliance with any financial reporting requirement under the securities laws (a “Restatement”) if (1) the payment or award was predicated upon achieving certain financial results that were subsequently the subject of the Restatement; (2) the Board determines that the Executive engaged in intentional misconduct that significantly contributed to the need for the Restatement; and (3) a lower payment or award would have been made to the Executive based upon the restated financial results. In addition, the Board may require the return of certain profits realized by an Executive on the sale of Company securities if the Board determines that the Executive engaged in intentional misconduct that significantly contributed to the need for the Restatement.

Share Ownership Guidelines
Our Board believes that requiring NEOs and other executive officers to hold significant amounts of our Ordinary Shares strengthens their alignment with the interest of our shareholders and promotes achievement of long-term business objectives. Accordingly, our share ownership guidelines are intended to align more closely the interests of our directors and executive officers with the interests of our shareholders and to continue to promote our commitment to sound corporate governance. Under these guidelines, our executive officers are required to achieve ownership of our Ordinary Shares valued at three times their annual base salary (five times in the case of our CEO and our Executive Chairman) within five years of becoming an executive officer or, in the case of officers serving at the time the guidelines were initially adopted, within five years of the date of adoption of the guidelines. Our non-employee directors are required to achieve ownership of our Ordinary Shares valued at three times the amount of the annual cash retainer payable to directors within five years of joining our Board or, in the case of directors serving at the time the guidelines were initially adopted, within five years of the date of adoption of the guidelines. The ownership levels of our executive officers and directors as of April 3, 2020 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below.

Risk Considerations in our Compensation Program
During 2019, at the direction of our Compensation Committee, FW Cook, with the assistance of our management, conducted a review of our compensation policies and practices and presented the findings to our Compensation Committee. After consideration of the information presented, our Compensation Committee concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not encourage excessive or unnecessary risk-taking behavior.
In making this determination, our Compensation Committee considered our pay mix, our base salaries, and the attributes of our incentive and other variable compensation programs, including our annual bonus plan, our equity compensation plans and our sales compensation plans. We also have in place numerous business controls such as quarterly reviews of sales compensation, the Recoupment Policy and other internal business and operational approval processes.
Our Compensation Committee believes that the design of our compensation programs as outlined in the "Compensation Discussion and Analysis" places emphasis on long-term incentives and competitive base salaries, while a portion of the total annual compensation is tied to short-term performance in the form of an annual bonus. Our Compensation Committee concluded that the mix and design of the elements of our compensation policies and practices do not motivate imprudent risk-taking. Consequently, we are satisfied that any potential risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report.
COMPENSATION COMMITTEE
William Vernon, Chair
David Hung
Kinyip Gabriel Leung

2019 Summary Compensation Table
The following table sets forth total compensation paid to our NEOs for 2019 and, to the extent required by applicable SEC disclosure rules, 2018 and 2017.

Named executive officer and principal position	Fiscal year	Salary ($)(1)	Stock Awards($)(2)	Option awards ($)(2)	Non-equity incentive plan compensation ($)(3)	All other compensation ($)	Total ($)
William Doyle (4) Executive Chairman	2019	750,000	1,654,987	4,972,114	891,000	18,000	8,286,101
	2018	750,000	587,505	2,359,400	843,750	18,000	4,558,655
	2017	750,000	10,446,000	11,750,648	810,000	18,000	23,774,648

Asaf Danziger (5) Chief Executive Officer	2019	702,295	1,155,020	4,472,183	693,139	293,970	7,316,607
	2018	692,675	587,505	2,359,400	644,266	286,448	4,570,294
	2017	698,439	1,144,000	1,533,150	643,668	292,331	4,311,588

Wilhelmus Groenhuysen (6) Chief Financial Officer	2019	600,600	962,485	2,202,814	396,396	24,789	4,187,084
	2018	600,600	489,580	1,966,162	375,375	27,500	3,459,217
	2017	600,600	929,500	1,195,857	360,360	30,765	3,117,082

Michael Ambrogi (7) Chief Operating Officer	2019	390,000	769,998	3,245,466	257,400	13,400	4,676,264
	2018	390,000	391,677	1,572,930	243,750	13,350	2,611,707
	2017	381,225	669,240	956,686	234,000	13,400	2,254,551

Pritesh Shah (8) Chief Commercial Officer	2019	425,000	867,982	2,027,390	280,500	20,100	3,620,972
	2018	400,000	768,196	1,616,575	265,625	20,100	3,070,496

(1)Mr. Danziger’s annual base salary, expressed in U.S. dollars, is $624,000. In accordance with Company practice/policy, Mr. Danziger’s annual base salary is paid in the NIS. The difference between the salary amounts established by our Compensation Committee and those reported in the table above are due to currency translations. The Company uses an exchange rate of 4 NIS per 1 USD and translates the amount paid in NIS according to each transaction date.
(2)The amounts represent the aggregate grant date fair value of RSU and option awards granted by us in 2019, computed in accordance with FASB ASC Topic 718. See Note 14 in the notes to our consolidated financial statements included in our Annual Report for a discussion of the assumptions we use to account for share-based compensation. In the case of RSU awards, the grant date fair value was calculated based on the closing share price on the date of grant. These amounts reflect our accounting expense for these awards and do not correspond to the actual amounts, if any, that will be recognized by the NEOs. The amounts reported for performance-based options are reported based on the probable achievement of the underlying performance-based vesting conditions at the time of grant. Under FASB ASC Topic 718, the vesting conditions related to the performance-based options granted on May 8, 2019 are considered market conditions and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for the May 8, 2019 performance-based awards that could be calculated and disclosed based on achievement of the underlying market conditions. These amounts reflect our accounting expense for these awards and do not correspond to the actual amounts, if any, that will be recognized by the NEOs.
(3)For additional information, see “Annual Incentives” in the Compensation Discussion and Analysis. The amount reported for Mr. Danziger’s annual cash bonus payment pursuant to the 2019 Cash Bonus Program reflects the actual amount paid in respect of 2019 performance, as expressed in U.S. dollars, based on the NIS/USD exchange rate. The Company uses an exchange rate of 4 NIS per 1 USD and translates the amount paid in NIS according to each transaction date.
(4)“All other compensation” for Mr. Doyle for 2019 was comprised of automobile payments totaling $18,000.
(5)A detailed breakdown of “All other compensation” for Mr. Danziger for 2019 is provided in the table below, in each case, based on actual cost expressed in U.S. dollars.

Name	Fiscal year	Company contribution to benefits ($)(a)	Vacation payout ($)(b)	Automobile payments ($)(c)	Total ($)
Asaf Danziger	2019	173,150	74,961	45,859	293,970
(a)For 2019, amount includes $108,137 in severance and pension contributions from us to Mr. Danziger’s Managers Insurance Policy; $52,672 in contributions from us to Mr. Danziger’s advance study fund/professional education fund (keren hishtalmut); $11,377 in payments by us in respect of social security and recuperation pay required by statute in Israel, convalescence pay and holiday gift cards given to Company employees twice per year (Passover and Rosh Hashana) and grossed up for taxes (includes $964 for gift cards, of which $482 is the value of the gift cards and $482 is the gross up amount).
(b)For 2019, represents payment for 28 days of accrued but unused vacation time paid to Mr. Danziger pursuant to the exercise of his right, in accordance with his employment agreement, to annually elect to receive a cash payment based on his base salary in respect of such accrued but unused vacation time in lieu of using such accrued vacation in the future.
(c)In lieu of providing Mr. Danziger with a company car, we currently satisfy our automobile obligations under Mr. Danziger’s employment agreement with us by paying Mr. Danziger cash sufficient to cover the costs of his automobile. The total amount paid to Mr. Danziger with respect to the automobile payments was $45,859 for 2019.
(6)“All other compensation” for Mr. Groenhuysen for 2019 was comprised of automobile payments totaling $13,200, payment of tax preparation fees of $7,245, and insurance premiums of $4,344. For additional information, see “Executive employment arrangements—Groenhuysen employment agreement.”
(7)“All other compensation” for Mr. Ambrogi for 2019 was comprised of automobile payments totaling $13,200 and a wellness bonus of $200. For additional information, see “Executive employment arrangements—Ambrogi employment agreement.”
(8)“All other compensation” for Mr. Shah for 2019 was comprised of automobile payments totaling $20,100. For additional information, see “Executive employment arrangements—Shah employment agreement.”

2019 Grants of Plan-Based Awards
Annual bonus opportunities and equity awards made in 2019 are reflected in the table below:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Equity Incentive Plan Awards			All Other Stock Awards (1): Number of Shares or Stock or Units (#)	All Other Option Awards (1): Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards Price ($/sh)	Grant Date Fair Value of Stock & Option Awards ($)(9)
Named Executive Officer	Grant Date	Threshold ($)	Target ($)(2)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
William Doyle			675,000	1,350,000
(3)	7/30/2019							6,002			499,967
(4)	7/30/2019								10,412	83.30	499,931
(5)	5/8/2019					115,060				47.56	2,590,001
(6)	5/8/2019					35,000				47.56	728,000
(7)	3/22/2019							24,554			1,155,020
(8)	3/22/2019								44,953	47.04	1,154,182
Asaf Danziger			468,000	936,000
(5)	5/8/2019					115,060				47.56	2,590,001
(6)	5/8/2019					35,000				47.56	728,000
(7)	3/22/2019							24,554			1,155,020
(8)	3/22/2019								44,953	47.04	1,154,182
Wilhelmus Groenhuysen			300,300	600,600
(5)	5/8/2019					36,650				47.56	824,991
(6)	5/8/2019					20,000				47.56	416,000
(7)	3/22/2019							20,461			962,485
(8)	3/22/2019								37,461	47.04	961,823
Michael Ambrogi			195,000	390,000
(5)	5/8/2019					91,515				47.56	2,060,003
(6)	5/8/2019					20,000				47.56	416,000
(7)	3/22/2019							16,369			769,998
(8)	3/22/2019								29,969	47.04	769,463
Pritesh Shah			212,500	425,000
(5)	5/8/2019					33,052				47.56	744,001
(6)	5/8/2019					20,000				47.56	416,000
(7)	3/22/2019							18,452			867,982
(8)	3/22/2019								33,783	47.04	867,389
(1)All equity awards made during 2019 were granted under the Company’s 2015 Plan.
(2)As described above under “Annual Incentives” each NEO had the opportunity to earn a 2019 annual cash bonus. Targets are based on a percentage of the NEO’s salary. The target amount represents the amount payable if the target performance (100% achievement) was met. Amounts paid are reflected in the 2019 Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

(3)Reflects RSU award granted on July 30, 2019 that vests in three equal installments on each of the first three anniversaries of the grant date, subject to the executive’s continued service through the applicable vesting date.
(4)Reflects share option award granted on July 30, 2019 that vests in four equal installments on each of the first four anniversaries of the grant date, subject to the executive’s continued service through the applicable vesting date.
(5)This row reflects the award of performance-based options granted as follows:

An option to buy ordinary shares that will fully vest and become exercisable on May 8, 2022 if (i) the closing price of the Company's ordinary shares is at least $59.45 for a period of at least twenty (20) consecutive trading days during the period beginning on the two-year anniversary of the date of grant and ending on the three-year anniversary of the date of grant and; (ii) the NEO remains continuously employed by the Company through May 2, 2022.

(6) This row reflects the award of performance-based options granted as follows:

An option to buy ordinary shares that will fully vest and become exercisable on May 8, 2022 if (i) the closing price of the Company's ordinary shares is at least $71.34 for a period of at least twenty (20) consecutive trading days during the period beginning on the two-year anniversary of the date of grant and ending on the three-year anniversary of the date of grant and; (ii) the NEO remains continuously employed by the Company through May 2, 2022.

(7) Reflects RSU award granted on March 22, 2019 that vests in three equal installments on each of the first three anniversaries of March 5, 2019, subject to the executive’s continued service through the applicable vesting date.
(8) Reflects share option award granted on March 22, 2019 that vests in four equal installments on each of the first four anniversaries of March 5, 2019, subject to the executive’s continued service through the applicable vesting date. All options have an exercise price equal to the closing market price of our Ordinary Shares on the date of the award.
(9) Represents the aggregate grant date fair value of RSU and option awards granted by us in 2019, computed in accordance with FASB ASC Topic 718. See Note 14 in the notes to our consolidated financial statements included in our Annual Report for a discussion of the assumptions we use to account for share-based compensation. In the case of RSU awards, the grant date fair value was calculated based on the closing share price on the date of grant. The amounts reported for performance-based options granted on May 8, 2019 are reported based on the probable achievement of the underlying performance-based vesting condition at the time of grant. Under FASB ASC Topic 718, the vesting condition related to the May 8, 2019 performance-based options is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above that could be calculated and disclosed based on achievement of the underlying market condition. These amounts reflect our accounting expense for these awards and do not correspond to the actual amounts, if any, that will be recognized by the NEOs.

Outstanding Equity Awards at 2019 Fiscal Year End
The following table sets forth information regarding outstanding share option and unvested RSU awards for our NEOs.

		Option Awards					Stock Awards
Named executive officer	Grant date	Number of securities underlying unexercised options (#)— exercisable	Number of securities underlying unexercised options (#)— unexercisable	Equity Incentive Plan Awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($ per share)	Option expiration date	Number of Shares or Other Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (6)
William Doyle (2)	7/30/2019	—	10,412	—	83.30	7/30/2029	6,002	505,789
(3)	5/8/2019	—	—	115,060	47.56	5/8/2029	—	—
(4)	5/8/2019	—	—	35,000	47.56	5/8/2029	—	—
(2)	3/22/2019	—	44,953	—	47.04	3/22/2029	24,554	2,069,166
(2)	2/27/2018	50,690	152,068	—	21.15	2/26/2028	18,518	1,560,512
(5)	5/2/2017	—	881,519	—	11.85	5/1/2027	293,839	24,761,813
(5)	5/2/2017	—	881,519	—	11.85	5/1/2027	—	—

Asaf Danziger (3)	5/8/2019	—	—	115,060	47.56	5/8/2029	—	—
(4)	5/8/2019	—	—	35,000	47.56	5/8/2029	—	—
(2)	3/22/2019	—	44,953	—	47.04	3/22/2029	24,554	2,069,166
(2)	2/27/2018	50,690	152,068	—	21.15	2/26/2028	18,518	1,560,512
(2)	2/22/2017	—	187,500	—	7.15	2/21/2027	53,333	4,494,372
(2)	2/24/2016	—	25,000	—	11.46	2/23/2026	—	—
(2)	10/1/2015	310,910	—	—	22.00	10/1/2025	—	—

Wilhelmus Groenhuysen (3)	5/8/2019	—	—	36,650	47.56	5/8/2029	—	—
(4)	5/8/2019	—	—	20,000	47.56	5/8/2029	—	—
(2)	3/22/2019	—	37,461	—	47.04	3/22/2029	20,461	1,724,248
(2)	2/27/2018	42,242	126,723	—	21.15	2/26/2028	15,431	1,300,370
(2)	2/22/2017	146,250	146,250	—	7.15	2/21/2027	43,333	3,651,672
(2)	1/12/2016	337,500	112,500	—	21.90	1/12/2026	—	—
(2)	2/25/2015	266,085	—	—	14.37	2/23/2025	—	—
(2)	2/26/2014	59,130	—	—	7.48	2/25/2024	—	—
(2)	2/20/2013	62,427	—	—	7.03	2/19/2023	—	—

Michael Ambrogi (3)	5/8/2019	—	—	91,515	47.56	5/8/2029	—	—
(4)	5/8/2019	—	—	20,000	47.56	5/8/2029	—	—
(2)	3/22/2019	—	29,969	—	47.04	3/22/2029	16,369	1,379,416
(2)	2/27/2018	—	101,379	—	21.15	2/26/2028	12,345	1,040,313

(2)	2/22/2017	1	117,000	—	7.15	2/21/2027	31,199	2,629,140
(2)	2/24/2016	—	12,500	—	11.46	2/23/2026	—	—

Pritesh Shah (3)	5/8/2019	—	—	33,052	47.56	5/8/2029	—	—
(4)	5/8/2019	—	—	20,000	47.56	5/8/2029	—	—
(2)	3/22/2019	—	33,783	—	47.04	3/22/2029	18,452	1,554,950
(2)	7/31/2018	—	15,343	—	34.00	7/30/2028	7,434	626,463
(2)	5/1/2018	—	22,500	—	27.60	4/30/2028	4,666	393,204
(2)	2/27/2018	—	50,689	—	21.15	2/26/2028	6,172	520,114
(2)	7/26/2017	—	25,000	—	19.25	7/25/2027	—	—
(2)	5/2/2017	—	25,000	—	11.85	5/2/2027	—	—
(2)	2/22/2017	1	32,500	—	7.15	2/21/2027	12,999	1,095,426
(2)	2/24/2016	1,311	8,750	—	11.46	2/24/2026	—	—
(2)	3/5/2015	5,913	—	—	14.37	2/23/2025	—	—
(2)	2/26/2014	32,018	—	—	7.48	2/25/2024	—	—

(1)The “Stock Awards” column reflects time-based restricted share unit awards that vest in three equal installments on or about each of the first three anniversaries of the grant date, subject to the NEO’s continued service through the applicable vesting date (awards granted on March 22, 2019 vest on the first three anniversaries of March 5, 2019).
(2)Reflects share option award that vest in four equal installments on or about each of the first four anniversaries of the grant date, subject to the NEO’s continued service through the applicable vesting date (awards granted on March 22, 2019 vest on the first four anniversaries of March 5, 2019).
(3)Reflects performance-based options to buy ordinary shares that will fully vest and become exercisable on May 8, 2022 if (i) the closing price of the Company's ordinary shares is at least $59.45 (which was an increase of 25% from the closing price on the date of grant) for a period of at least twenty (20) consecutive trading days during the period beginning on the two-year anniversary of the date of grant and ending on the three-year anniversary of the date of grant and; (ii) the NEO remains continuously employed by the Company through May 2, 2022.
(4)Reflects performance-based options to buy ordinary shares that will fully vest and become exercisable on May 8, 2022 if (i) the closing price of the Company's ordinary shares is at least $71.34 (which was an increase of 50% from the closing price on the date of grant) for a period of at least twenty (20) consecutive trading days during the period beginning on the two-year anniversary of the date of grant and ending on the three-year anniversary of the date of grant and; (ii) the NEO remains continuously employed by the Company through May 2, 2022.
(5)Reflects a performance-based option award of 881,519 Ordinary Shares granted on May 2, 2017 that will fully vest and become exercisable on May 2, 2020 if (i) the closing price of the Company's Ordinary Shares is at least $14.81 (which was an increase of 25% from the closing price on the date of grant) for a period of at least twenty (20) consecutive trading days at any time between May 2, 2017 and May 2, 2020, and (ii) Mr. Doyle remains continuously employed by the Company through May 2, 2020. Mr. Doyle has met the performance-based criteria for this award but has not yet satisfied the time-based criteria. The column also reflects a performance-based option award of 881,519 Ordinary Shares granted on May 2, 2017 that will fully vest and become exercisable on May 2, 2022 if (i) the closing price of the Company's Ordinary Shares is at least $22.50 (which was an increase of 90% from the closing price on the date of grant) for a period of at least twenty (20) consecutive trading days at any time between May 2, 2017 and May 2, 2022, and (ii) Mr. Doyle remains continuously employed by the Company through May 2, 2022. Mr. Doyle has met the performance-based criteria for this award but has not yet satisfied the time-based criteria.
(6) Calculated based on the closing share price of $84.27 on December 31, 2019.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
William Doyle	—	—	303,100	14,201,016
Asaf Danziger	1,255,838	58,301,096	62,593	3,336,770
Michael Ambrogi	513,507	19,859,145	37,374	1,992,061
Wilhelmus Groenhuysen	550,000	34,236,973	51,050	2,721,345
Pritesh Shah	175,541	6,928,765	22,139	1,269,811
(1)The value realized on exercise is the difference between the market price of our Ordinary Shares at the time of exercise and the exercise price, multiplied by the number of shares acquired on exercise.
(2)The value realized on vesting is the closing price of our Ordinary Shares the day prior to vesting, multiplied by the number of shares received on vesting.

Potential Payments upon Termination or Change in Control
We have entered into written employment agreements with each of our NEOs. These employment agreements, as generally described below, were intended to acknowledge and set forth the terms and conditions of each executive’s employment with us, including each executive’s duties and responsibilities, initial base salary levels, bonus and equity grant eligibility, employee benefit entitlements and severance protection. In addition, each of the employment agreements includes certain restrictive covenants, including non-competition, non-solicitation, non-disclosure and/or non-disparagement covenants, which are intended to protect our interests as well as the interests of our shareholders, affiliates, directors, officers and employees.
We do not have any employment or other individual agreements with or in respect of any NEO that provide for an excise tax gross-up payment relating to a change in control. To the contrary, the employment agreements with Michael Ambrogi, William Doyle, Wilhelmus Groenhuysen and Pritesh Shah provide that, in the event that the executive’s receipt of payments or distributions would subject him to the golden parachute excise tax under Section 4999 of the Code, the amount of parachute payments within the meaning of Section 280G of the Code will be reduced to the greatest amount payable that would not result in such tax, but only if it is determined such reduction would cause the executive to be better off, on a net after-tax basis, if such payments were so reduced than without such reduction and payment of the excise tax under Section 4999 of the Code.
Each of our NEOs is subject to an employment agreement that entitles the NEO to severance benefits, as follows:

Ambrogi Employment Agreement

On October 10, 2016, one of our subsidiaries entered into an employment agreement with Michael Ambrogi pursuant to which Mr. Ambrogi serves as our Chief Operating Officer. Under his employment agreement, Mr. Ambrogi’s employment is “at-will” and may be terminated by either Mr. Ambrogi or us at any time, subject to our obligation to provide severance in certain instances as discussed below.

Upon termination of Mr. Ambrogi’s employment by the Company without “cause” (but for reasons other than death or “disability”) or resignation by Mr. Ambrogi for “good reason” (each a “Qualifying Termination”) prior to a “change in control,” subject to Mr. Ambrogi’s execution without revocation of a release of claims, he will be eligible to receive an amount equal to 75% of his base salary, paid in equal installments over a period of 9 months, and, to the extent he timely elects COBRA continuation coverage and pays the full monthly premiums, a monthly amount equal to the full monthly premium for COBRA continuation coverage for the level of coverage in effect for Mr. Ambrogi and his eligible dependents as of the date of termination until the earlier of (i) 9 months following the date of termination and (ii) the date Mr. Ambrogi is eligible for coverage under a subsequent employer’s health plan.

Upon a Qualifying Termination within 12 months following a change in control, and subject to Mr. Ambrogi’s execution without revocation of a release of claims, Mr. Ambrogi will be eligible to receive an aggregate amount equal to the sum of 1.5 times his base salary plus target annual bonus, paid in equal installments over a period of 18 months, and to the extent he timely elects COBRA continuation coverage and pays the full monthly premiums, a monthly amount equal to the full monthly premium for COBRA continuation coverage for the level of coverage in effect for Mr. Ambrogi and his eligible dependents as of the date of termination until the earlier of (i) 12 months following the date of termination and (ii) the date Mr. Ambrogi is eligible for coverage under a subsequent employer’s health plan. Additionally, any share options or other equity awards granted to Mr. Ambrogi after the effective date of his employment agreement will become fully vested on the date of such termination.

Pursuant to his employment agreement, Mr. Ambrogi is subject to perpetual confidentiality and non-disparagement covenants, as well as non-compete and employee, customer and supplier non-solicit covenants applicable during his employment and for 9 months thereafter.

Danziger Employment Agreement
On October 10, 2016, one of our subsidiaries entered into an employment agreement with Asaf Danziger pursuant to which Mr. Danziger serves as our Chief Executive Officer. Under his employment agreement, Mr. Danziger’s employment may be terminated by either Mr. Danziger or us at any time, subject to our obligation to provide severance in certain instances as discussed below.
We have contractually agreed to provide severance benefits and, pursuant to applicable law, we contribute on a monthly basis to a Managers Insurance Policy (bituach menahalim) on Mr. Danziger’s behalf. Such monthly contributions cover pension and disability benefits as well as severance pay in lieu of our statutory obligation to provide such payment under Israel’s Severance Pay Law.  Pursuant to his employment agreement, Mr. Danziger is the beneficiary of a Managers Insurance Policy pursuant to which we contribute on a monthly basis 8.33% of his monthly gross salary in respect of severance, 6.25% of monthly gross salary in respect of pension benefits and up to 2.5% of monthly gross salary in respect of disability benefits. In addition to these Company contributions, Mr. Danziger contributes to his Managers Insurance Policy by way of a deduction from his monthly salary, a monthly amount equal to 5.75% of his monthly gross salary. Mr. Danziger is also entitled to one month of paid sick days, fully compensated based on his regular base salary, per each year. Unused sick days may be accumulated for use in subsequent years, up to the maximum of 6 months.
Upon termination of Mr. Danziger’s employment by us without “cause” (but for reasons other than death or “disability”) or resignation by Mr. Danziger for “good reason” (each a “Qualifying Termination”) prior to a “change in control,” subject to Mr. Danziger’s execution without revocation of a release of claims, we will provide Mr. Danziger with a Severance Adjustment, payable in a lump sum, which will be equal to the positive difference, if any, between (a) Mr. Danziger’s annual base salary and (b) the contributed policy value (i.e., the amount in the Managers Insurance policy/pension fund which is attributable to our contributions in respect of severance pay) (the “Contributed Policy Value”).
Upon a Qualifying Termination within 12 months following a change in control, and subject to Mr. Danziger’s execution without revocation of a release of claims, we will provide Mr. Danziger with a Change in Control Severance Adjustment, payable in a lump sum, which will be equal to the positive difference, if any, between (a) the sum of two-times his annual base salary plus two times target annual bonus, and (b) the Contributed Policy Value. Additionally, any share options or other equity awards granted to Mr. Danziger after the effective date of Mr. Danziger’s employment agreement will become fully vested on the date of such termination.
Pursuant to his employment agreement, Mr. Danziger is subject to perpetual confidentiality and non-disparagement covenants, as well as non-compete and employee, customer and supplier non-solicit covenants applicable during his employment and for 12 months thereafter.

Doyle Employment Agreement
On May 11, 2016, one of our subsidiaries entered into an employment agreement with Mr. Doyle. Under the employment agreement, Mr. Doyle’s employment is “at-will” and may be terminated by either Mr. Doyle or us at any time, subject to our obligation to provide severance in certain instances as discussed below. Upon termination of Mr. Doyle’s employment by the Company without “cause” (but for reasons other than death or “disability”) or resignation by Mr. Doyle for “good reason” (each a “Qualifying Termination”) prior to a “change in control,” subject to Mr. Doyle’s execution without revocation of a release of claims, he will be eligible to receive continued payment of his base salary in installments over 12 months from the date of termination, and, to the extent he timely elects COBRA continuation coverage and pays the full monthly premiums, a monthly amount equal to the full monthly premium for COBRA continuation coverage for the level of coverage in effect for Mr. Doyle and his eligible dependents as of the date of termination for up to 12 months following the date of termination.
Upon a Qualifying Termination within 12 months following a change in control, and subject to Mr. Doyle’s execution without revocation of a release of claims, Mr. Doyle will be eligible to receive an aggregate amount equal to the sum of two times his base salary plus target annual bonus, paid in installments over 12 months from the date of termination, and to the extent he timely elects COBRA continuation coverage and pays the full monthly premiums, a monthly amount equal to the full monthly premium for COBRA continuation coverage for the level of coverage in effect for Mr. Doyle and his eligible dependents as of the date of termination, for up to 18 months following the date of termination. Additionally, any share options or other equity awards granted to Mr. Doyle after the effective date of the employment agreement will become fully vested on the date of his termination.

Groenhuysen Employment Agreement
On October 10, 2016, one of our subsidiaries entered into an employment agreement with Wilhelmus Groenhuysen pursuant to which Mr. Groenhuysen serves as our Chief Financial Officer. Under his employment agreement, Mr. Groenhuysen’s employment is “at-will” and may be terminated by either Mr. Groenhuysen or us at any time, subject to our obligation to provide severance in certain instances as discussed below. Upon termination of Mr. Groenhuysen’s employment by the Company without “cause” (but for reasons other than death or “disability”) or resignation by Mr. Groenhuysen for “good reason” (each a “Qualifying Termination”) prior to a “change in control,” subject to Mr. Groenhuysen’s execution without revocation of a release of claims, he will be eligible to receive his base salary, paid in a lump sum, and, to the extent he timely elects COBRA continuation coverage and pays the full monthly premiums, a monthly amount equal to the full monthly premium for COBRA continuation coverage for the level of coverage in effect for Mr. Groenhuysen and his eligible dependents as of the date of termination until the earlier of (i) 12 months following the date of termination and (ii) the date Mr. Groenhuysen is eligible for coverage under a subsequent employer’s health plan.
Upon a Qualifying Termination within 12 months following a change in control, and subject to Mr. Groenhuysen’s execution without revocation of a release of claims, Mr. Groenhuysen will be eligible to receive an aggregate amount equal to the sum of two times his base salary plus target annual bonus, paid in a lump sum, and to the extent he timely elects COBRA continuation coverage and pays the full monthly premiums, a monthly amount equal to the full monthly premium for COBRA continuation coverage for the level of coverage in effect for Mr. Groenhuysen and his eligible dependents as of the date of termination until the earlier of (i) 12 months following the date of termination and (ii) the date Mr. Groenhuysen is eligible for coverage under a subsequent employer’s health plan. Additionally, any share options or other equity awards granted to Mr. Groenhuysen after the effective date of his employment agreement will become fully vested on the date of such termination.
Pursuant to his employment agreement, Mr. Groenhuysen is subject to perpetual confidentiality and non-disparagement covenants, as well as non-compete and employee, customer and supplier non-solicit covenants applicable during his employment and for 12 months thereafter.

Shah Employment Agreement
On July 25, 2018, one of our subsidiaries entered into an employment agreement with Pritesh Shah pursuant to which Mr. Shah serves as our Chief Commercial Officer. Under his employment agreement, Mr. Shah’s employment is “at-will” and may be terminated by either Mr. Shah or us at any time, subject to our obligation to provide severance in certain instances as discussed below.
Upon termination of Mr. Shah’s employment by the Company without “cause” (but for reasons other than death or “disability”) or resignation by Mr. Shah for “good reason” (each a “Qualifying Termination”) prior to a “change in control,” subject to Mr. Shah’s execution without revocation of a release of claims, he will be eligible to receive an amount equal to 75% of his base salary, paid in equal installments over a period of 9 months, and, to the extent he timely elects COBRA continuation coverage and pays the full monthly premiums, a monthly amount equal to the full monthly premium for COBRA continuation coverage for the level of coverage in effect for Mr. Shah and his eligible dependents as of the date of termination until the earlier of (i) 9 months following the date of termination and (ii) the date Mr. Shah is eligible for coverage under a subsequent employer’s health plan.
Upon a Qualifying Termination within 12 months following a change in control, and subject to Mr. Shah’s execution without revocation of a release of claims, Mr. Shah will be eligible to receive an aggregate amount equal to the sum of 1.5 times his base salary plus target annual bonus, paid in equal installments over a period of 18 months, and to the extent he timely elects COBRA continuation coverage and pays the full monthly premiums, a monthly amount equal to the full monthly premium for COBRA continuation coverage for the level of coverage in effect for Mr. Shah and his eligible dependents as of the date of termination until the earlier of (i) 12 months following the date of termination and (ii) the date Mr. Shah is eligible for coverage under a subsequent employer’s health plan. Additionally, any share options or other equity awards granted to Mr. Shah after the effective date of his employment agreement will become fully vested on the date of such termination.
Pursuant to his employment agreement, Mr. Shah is subject to perpetual confidentiality and non-disparagement covenants, as well as non-compete and employee, customer and supplier non-solicit covenants applicable during his employment and for 9 months thereafter.
The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of (i) an involuntary termination without “cause” or a resignation by the executive for good reason and (ii) an involuntary termination without “cause” or a resignation by the executive for good reason within twelve months following a change in control. The amounts shown assume that the applicable triggering event occurred on December 31, 2019, and therefore are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event. The contributed policy value (i.e. the amount in the managers insurance policy/pension fund which is attributable to our contributions in respect of severance pay) (the “Contributed Policy Value”) for Mr. Danziger was determined using the NIS to USD exchange rate as of December 31, 2019.

		Triggering Event
Name	Type of Payment	Involuntary Without Cause or by Executive for Good Reason Prior to CIC ($) 12/31/2019		Involuntary Without Cause or by Executive for Good Reason after CIC ($) 12/31/2019
William Doyle	Cash severance	750,000	(1)	2,850,000	(3)
	Benefit continuation	0	(2)	0	(4)
	Equity acceleration	0		167,858,722	(5)
	TOTAL	750,000		170,708,722

Asaf Danziger	Cash severance	0	(6)	1,453,407	(7)
	Benefit continuation	0		0
	Equity acceleration	0		35,676,432	(5)
	TOTAL	—		37,129,839
Wilhelmus Groenhuysen	Cash severance	600,600	(8)	1,801,800	(9)
	Benefit continuation	29,343	(2)	29,343	(2)
	Equity acceleration	0		34,365,145	(5)
	TOTAL	629,943		36,196,288

Michael Ambrogi	Cash severance	292,500	(10)	877,500	(11)
	Benefit continuation	21,576	(14)	29,343	(2)
	Equity acceleration	0		22,496,822	(5)
	TOTAL	314,076		23,403,665
Pritesh Shah	Cash Severance	318,750	(12)	956,250	(13)
	Benefit continuation	21,576	(14)	29,343	(2)
	Equity acceleration	0		17,273,243	(5)
	TOTAL	340,326		18,258,836

(1)Mr. Doyle is entitled to receive continued payment of his base salary in effect at termination over 12 months from the date of termination.
(2)Each of Mr. Doyle, Mr. Groenhuysen, Mr. Ambrogi and Mr. Shah are entitled to the value of payments of COBRA premiums for himself and his eligible dependents for up to 12 months following date of termination. As of December 31, 2019, Mr. Doyle was not enrolled in our health insurance benefits program.
(3)Mr. Doyle is entitled to receive an aggregate amount equal to the sum of two times his base salary plus his target annual bonus at the levels in effect at termination, paid in installments over 12 months from the date of termination.
(4)Mr. Doyle is entitled to the value of payments of COBRA premiums for himself and his eligible dependents for up to 18 months following date of termination. As of December 31, 2019, Mr. Doyle was not enrolled in our health insurance benefits program.
(5)Represents the excess of fair market value of the underlying shares over the exercise price of unvested share options and the fair market value of shares underlying unvested RSUs as of December 31, 2019, to the extent such shares would have become vested and exercisable if a termination of employment following a change in control occurred at December 31, 2019.
(6)Mr. Danziger is entitled to a lump sum, equal to the positive difference, if any, between his (a) annual base salary and (b) the Contributed Policy Value, as more fully described above. At December 31, 2019, the Contributed Policy Value was $730,593. The potential Cash Severance reported reflects our payment to Mr. Danziger and does not include the Contributed Policy Value.
(7)Mr. Danziger is entitled to a lump sum equal to the positive difference, if any, between (a) the sum of two times his annual base salary plus two times his target annual bonus at the levels in effect at termination, and (b) the Contributed Policy Value, as more fully described above. At December 31, 2019, the Contributed

Policy Value was $730,593. The potential Cash Severance reported reflects our payment to Mr. Danziger and does not include the Contributed Policy Value.
(8)Mr. Groenhuysen is entitled to a lump sum payment, equal to his annual base salary in effect at termination.
(9)Mr. Groenhuysen is entitled to a lump sum payment, equal to the sum of two times his base salary plus target annual bonus at the levels in effect at termination.
(10)Mr. Ambrogi is entitled to receive continued payment of 75% of his base salary in effect at termination paid in installments over 9 months from the date of termination.
(11)Mr. Ambrogi is entitled to receive an aggregate amount equal to the sum of 1.5 times his base salary plus his target annual bonus at the levels in effect at termination, paid in installments over 18 months from the date of termination.
(12)Mr. Shah is entitled to receive continued payment of 75% of his base salary in effect at termination paid in installments over 9 months from the date of termination.
(13)Mr. Shah is entitled to receive an aggregate amount equal to the sum of 1.5 times his base salary plus his target annual bonus at the levels in effect at termination, paid in installments over 18 months from the date of termination.
(14)Includes the value of payments of COBRA premiums for the executive and his eligible dependents for up to 9 months following date of termination.

Equity Compensation Plan Information
The following table gives information about our Ordinary Shares that may be issued upon the exercise of share options and vesting of RSU awards under all of our existing equity compensation plans as of December 31, 2019, including the 2003 Share Option Plan, the 2013 Share Option Plan, the 2015 Plan and the Employee Share Purchase Plan ("ESPP").

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved by Shareholders	11,825,205	$21.63	19,876,607
Equity Compensation Plans Not Approved by Shareholders	—	—	—
Total	11,825,205	$21.63	19,876,607

2019 PAY RATIO
As required by SEC rules, we are disclosing the median of the annual total compensation of our employees (excluding the CEO), the annual total compensation of our CEO, Mr. Asaf Danziger, and the ratio of these two amounts.
We have estimated the median of the 2019 annual total compensation of our employees, excluding our CEO, to be $102,687. The 2019 annual total compensation of our CEO, calculated for the period of November 1, 2018 to October 31, 2019 as explained below, was $7,069,294. The ratio of the total compensation of our CEO to the estimated median of the annual total compensation of our employees was 69 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
The following paragraphs provide important context related to our employee population and describe the methodology and the material assumptions, adjustments, and estimates that we used to calculate this ratio.
We are a global company with both operations and executives located throughout the world. As of October 31, 2019, our workforce consisted of approximately 750 full-time and part-time employees, including hourly employees, who worked for our parent company and consolidated subsidiaries. In determining the employee population to be used to calculate the compensation of the median employee, we included employees in all countries.
We selected October 31, 2019 as the date upon which we would identify the “median employee,” because it enabled us to make such identification in a reasonably efficient and economical manner over a trailing twelve month period.
We included all of our full-time and part-time employees globally, but excluded our CEO. We annualized the compensation of full-time and part-time employees who were hired during the measurement period but did not work for us for the entire period. Earnings of our employees outside the U.S. were converted to U.S. dollars using the currency exchange rates used for organizational planning purposes. We did not make any cost of living adjustments.
To identify the “median employee,” we utilized the 2019 base salary, annual cash incentive and other cash compensation, and equity compensation for our consistently applied compensation measure because we believe that this measure reasonably reflects the annual compensation of our employees. We grant equity to most of our employee population, so including equity compensation is representative of our employee population.
Using this measure, we identified a “median employee” who is a full-time, salaried employee located in the United States. The employee has an annual total compensation of $102,687, calculated in accordance with the Summary Compensation Table disclosure rules and comprised of base salary, a cash bonus and the grant date fair value of equity compensation.
The SEC’s rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have offices in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

INFORMATION ABOUT STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables present information as to the beneficial ownership of our Ordinary Shares as of April 3, 2020 for:
•each person, or group of affiliated persons, known by us to beneficially own more than five percent of our Ordinary Shares;
•each named executive officer as set forth in the summary compensation table included in this proxy statement;
•each of our directors and director nominees; and
•all current executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage ownership of our Ordinary Shares in the tables is based on 100,363,073 Ordinary Shares issued and outstanding on April 3, 2020. Ordinary Shares subject to options that are currently exercisable or exercisable within 60 days of April 3, 2020 or other stock awards that vest within that time are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Novocure, 20 Valley Stream Parkway, Suite 300, Malvern, Pennsylvania 19355, USA.

Ownership of Management

	Ordinary Shares Beneficially Owned
Name of Beneficial Owner	Ordinary Shares	Securities Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percent
Directors and Named Executive Officers:
Michael Ambrogi (1)	195,540	112,287	307,827	*
Asaf Danziger (2)	180,979	542,279	715,073	*
William F. Doyle (3)	488,140	1,287,977	1,776,117	1.75%
Wilhelmus Groenhuysen (4)	99,051	1,147,951	1,247,002	1.23%
Jeryl Hilleman (5)	—	22,067	22,067	*
David T. Hung (6)	—	39,791	39,791	*
Kinyip Gabriel Leung (7)	66,145	85,047	154,551	*
Martin J. Madden (8)	8,906	51,190	60,096	*
Sherilyn D. McCoy (9)	—	39,791	39,791	*
Charles G. Phillips III (10)	68,405	62,651	131,056	*
Pritesh Shah (11)	66,769	94,419	161,188	*
William A. Vernon (12)	155,230	67,144	222,374	*
All directors and current executive officers as a group (15 persons)	1,388,559	3,897,088	5,285,647	5.07%

* Represents beneficial ownership of less than one percent of our outstanding Ordinary Shares.
(1)Represents 195,540 Ordinary Shares held by Mr. Ambrogi and 112,287 Ordinary Shares underlying share options exercisable by Mr. Ambrogi within 60 days of April 3, 2020.
(2)Represents 172,794 Ordinary Shares held by Mr. Danziger and 542,279 Ordinary Shares underlying share options exercisable by Mr. Danziger within 60 days of April 3, 2020.
(3)Represents 349,973 Ordinary Shares held by Mr. William F. Doyle and 138,167 Ordinary Shares held by WFD-GP II, LLC. Mr. Doyle is a managing director of WFD Ventures LLC, which is the sole member of WFD-GP II, LLC. As such, Mr. Doyle’s ownership includes the beneficial ownership of 138,167 Ordinary Shares held by WFD-GP II, LLC. Mr. Doyle disclaims beneficial ownership in such shares to the extent that he does not have a pecuniary interest. Includes 293,839 Ordinary Shares underlying an RSU award that will vest and be distributable to Mr. Doyle within 60 days of April 3, 2020 and 994,138 Ordinary Shares underlying share options exercisable by Mr. Doyle within 60 days of April 3, 2020. The address for Mr. Doyle is c/o Novocure, 1500 Broadway, 17th Floor, New York, NY 10036.
(4)Represents 136,716 Ordinary Shares held by Mr. Groenhuysen and 1,147,951 Ordinary Shares underlying share options exercisable by Mr. Groenhuysen, or trusts established by Mr. Groenhuysen for estate planning purposes, within 60 days of April 3, 2020.
(5)Represents 18,708 Ordinary Shares underlying share options exercisable by Ms. Hilleman within 60 days of April 3, 2020 and 3,359 Ordinary Shares underlying an RSU award that will vest and be distributable to Ms. Hilleman within 60 days of April 3, 2020.
(6)Represents 36,432 Ordinary Shares underlying share options exercisable by Dr. Hung within 60 days of April 3, 2020 and 3,359 Ordinary Shares underlying an RSU award that will vest and be distributable to Dr. Hung within 60 days of April 3, 2020.
(7)Represents 69,504 Ordinary Shares held by Mr. Leung and 81,688 Ordinary Shares underlying share options exercisable by Mr. Leung within 60 days of April 3, 2020 and 3,359 Ordinary Shares underlying an RSU award that will vest and be distributable to Mr. Leung within 60 days of April 3, 2020.
(8)Represents 8,906 Ordinary Shares held by Mr. Madden and 47,831 Ordinary Shares underlying share options exercisable by Mr. Madden within 60 days of April 3, 2020 and 3,359 Ordinary Shares underlying an RSU award that will vest and be distributable to Mr. Madden within 60 days of April 3, 2020
(9)Represents 36,432 Ordinary Shares underlying share options exercisable by Ms. McCoy within 60 days of April 3, 2020 and 3,359 Ordinary Shares underlying an RSU award that will vest and be distributable to Ms. McCoy within 60 days of April 3, 2020.
(10)Represents 59,292 Ordinary Shares underlying share options exercisable by Mr. Phillips, within 60 days of April 3, 2020, 3,359 Ordinary Shares underlying an RSU award that will vest and be distributable to Mr. Phillips within 60 days of April 3, 2020 and 68,405 Ordinary Shares held by Mr. Phillips’ wife.
(11)Represents 66,769 Ordinary Shares held by Mr. Shah, 92,086 Ordinary Shares underlying share options exercisable by Mr. Shah within 60 days of April 3, 2020 and 2,333 Ordinary Shares underlying an RSU award that will vest and be distributable to Mr. Shah within 60 days of April 3, 2020. The address for Mr. Shah is c/o Novocure, 1500 Broadway, 17th Floor, New York, NY 10036
(12)Represents 155,230 Ordinary Shares held by Mr. Vernon, 63,785 Ordinary Shares underlying share options exercisable by Mr. Vernon within 60 days of April 3, 2020 and 3,359 Ordinary Shares underlying an RSU award that will vest and be distributable to Mr. Vernon within 60 days of April 3, 2020.

Ownership of Certain Beneficial Owners
As of April 3, 2020, our records and a review of relevant SEC filings indicated that the following shareholders were the beneficial owners of more than 5% of our Ordinary Shares.

Name of Beneficial Owner	Number of Ordinary Shares Beneficially Owned	Percent
FMR LLC (1)	12,179,428	12.1%
Hansjoerg Wyss (2)	8,954,748	8.9%
Ballie Gifford & Co. (3)	8,008,982	8.0%
The Vanguard Group (4)	7,253,370	7.2%
Gert Lennart Perlhagen (5)	6,170,100	6.1%
BlackRock, Inc. (6)	5,733,317	5.7%
Capital Research and Management Company (7)	5,035,320	5.0%

(1)As reported on Schedule 13G/A filed by FMR LLC (“FMR”) with the SEC on February 6, 2020. The address for FMR is 245 Summer Street, Boston, MA 02210. FMR has indicated that it holds our Ordinary Shares together with certain of its subsidiaries. FMR reported sole voting power with respect to 4,120,769 shares, and sole dispositive power with respect to 12,179,428 shares.
(2)As reported on Schedule 13G/A filed by Mr. Wyss with the SEC on February 11, 2020, includes the beneficial ownership of 8,954,748 Ordinary Shares. The address for Mr. Wyss is c/o Loreda, 138 Mt. Auburn St, Cambridge, MA 02138. Mr. Wyss reported sole voting and dispositive power with respect to 8,954,748 shares.
(3)As reported on Schedule 13G filed by Ballie Gifford & Co. ("Ballie Gifford") with the SEC on January 22, 2020. The address for Ballie Gifford is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom. Ballie Gifford has indicated that it holds shares of our Ordinary Shares together with certain of its subsidiaries. Ballie Gifford reported sole voting power with respect to 7,443,910 shares and sole dispositive power with respect to 8,008,982 shares.
(4)As reported on Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 10, 2020. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard has indicated that it holds shares of our Ordinary Shares together with certain of its subsidiaries. Vanguard reported sole voting power with respect to 164,773 shares, shared voting power with respect to 17,564 shares, sole dispositive power with respect to 7,080,782 shares and shared dispositive power with respect to 172,588 shares.
(5)As reported on Schedule 13D filed with the SEC on March 9, 2017. The address for Mr. Perlhagen is c/o NovoCure, Inc., 20 Valley Stream Pkwy. Suite 300, Malvern, PA 19355. Represents 6,125,000 Ordinary Shares and 45,100 Ordinary Shares underlying share options exercisable by Mr. Perlhagen within 60 days of March 19, 2019.
(6)As reported on Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 6, 2020. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. BlackRock has indicated that it holds shares of our Ordinary Shares together with certain of its subsidiaries. BlackRock reported sole voting power with respect to 5,536,760 shares and sole dispositive power with respect to 5,733,317 shares.
(7)As reported on Schedule 13G filed by Capital Research and Management Company (“CRMC”) with the SEC on February 12, 2020. The address for CRMC is 333 South Hope Street, Los Angeles, CA 90071. CRMC has indicated that it holds shares of our Ordinary Shares together with certain of its subsidiaries. CRMC reported sole voting and dispositive power with respect to 5,035,320 shares and disclaims beneficial ownership of all of such shares under SEC Rule 13d-4.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Ordinary Shares and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2019, all officers, directors and greater than 10% beneficial owners required to meet Section 16(a) filing requirements filed all such reports on a timely basis.

ADDITIONAL INFORMATION

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
Once you have received notice from the Company or your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify the Company or your broker that you no longer wish to participate in “householding.”
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may notify your broker or direct your written request to: Investor Relations, NovoCure Limited, at 20 Valley Stream Parkway, Suite 300, Malvern, Pennsylvania 19355. Shareholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered.

Presentation of Accounts
Under Jersey law, the directors are required to present the accounts of the company and the reports of the directors and auditors before the shareholders at a general meeting. Therefore, our accounts for the fiscal year ended December 31, 2019 will be presented to the shareholders at the Annual Meeting.

Shareholder Proposals and Nominations for the 2021 Annual General Meeting of Shareholders
To be considered for inclusion in our proxy materials for the 2021 annual general meeting of shareholders pursuant to the SEC’s Rule 14a-8, shareholder proposals must be submitted in writing by December 30, 2020 to our company secretary at Second Floor, No. 4 The Forum, Grenville Street, St. Helier, Jersey, Channel Islands JE2 4UF. Otherwise, if you wish to submit a proposal to be considered at the 2021 annual general meeting of shareholders or nominate a director for election at such meeting, you must submit notice to NovoCure’s company secretary at the address above between February 11, 2021 and March 12, 2021. You are also advised to review our Articles, which contain additional requirements related to our advance notice procedures. A copy of our Articles may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also request a copy of our Articles, without charge, from Investor Relations, NovoCure Limited, at 20 Valley Stream Parkway, Suite 300, Malvern, Pennsylvania 19355, USA.

Other Matters
As of the date of this Proxy Statement, our Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the shareholders, proxies will be voted in accordance with the recommendation of our Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Annual Reports
Our Annual Report will be mailed with this Proxy Statement to those shareholders that request and receive a copy of the proxy materials in the mail. Shareholders that received the Notice of Internet Availability can access the Annual Report and this Proxy Statement on the website referenced on the Notice of Internet Availability. The Annual Report and this Proxy Statement are also available on our investor relations website at www.novocure.com and at the SEC’s website at www.sec.gov.
Upon written request by a Novocure shareholder, we will mail without charge a copy of our Annual Report, including our Annual Report on Form 10-K and the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Investor Relations, NovoCure Limited, at 20 Valley Stream Parkway, Suite 300, Malvern, Pennsylvania 19355, USA.
By Order of the Board of Directors
William F. Doyle
Chairman of the Board of Directors
April 27, 2020

NOVOCURE LIMITED
SECOND FLOOR, NO. 4 THE FORUM
GRENVILLE STREET
ST. HELIER JE2 4UF
JERSEY, CHANNEL ISLANDS

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on June 7, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. EDT on June 7, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1A Jeryl Hilleman	☐	☐	☐
1B David Hung	☐	☐	☐
1C Kinyip Gabriel Leung	☐	☐	☐
1D Martin Madden	☐	☐	☐
1E Sherilyn McCoy	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000460282_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com

NovoCure Limited
Annual General Meeting of Shareholders
June 10, 2020 9:00 AM EDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Wilhelmus Groenhuysen, Todd Longsworth and Kimberly Burke, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of NovoCure Limited that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 9:00 AM EDT on June 10, 2020, at NovoCure Limited on the Second Floor, No. 4 The Forum, Grenville Street, St. Helier JE2 4UF Jersey, Channel Islands, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000460282_2 R1.0.1.18

Continued and to be signed on reverse side